WINN-DIXIE STORES, INC.
             5050 EDGEWOOD COURT o JACKSONVILLE, FLORIDA 32254-3699
                    Notice of Annual Meeting of Shareholders
                           To be held October 6, 1999



To all Shareholders of Winn-Dixie Stores, Inc.:

     Notice is Hereby Given that the Annual Meeting of Shareholders of Winn-Dixie Stores, Inc. (the "Company") will be held at the headquarters office of the Company, 5050 Edgewood Court, Jacksonville, Florida at 9:00 a.m., local time, on Wednesday, October 6, 1999, for the following purposes:

     1.   To elect three Class III Directors for terms expiring in 2002.

     2. To approve amendments to the Revised Winn-Dixie Stock Purchase Plan for Employees.

     3. To ratify the appointment by the Board of Directors of the Company of KPMG LLP as auditors of the Company for the fiscal year commencing July 1, 1999.

     4. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     Notice is Further Given that the Board of Directors has fixed July 30, 1999, as the record date, and only holders of the Company's Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.


                                              By Order of the Board of Directors



                                                           /s/ JUDITH W. DIXON
                                                               ---------------
                                                               Judith W. Dixon
                                                                   Secretary
Jacksonville, Florida
September 3, 1999



EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                             WINN-DIXIE STORES, INC.

             5050 Edgewood Court o Jacksonville, Florida 32254-3699

              PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                                       for
                         Annual Meeting of Shareholders
                           To be held October 6, 1999
                             -----------------------

                               GENERAL INFORMATION

         The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1999 Annual Meeting of Shareholders to be held on Wednesday, October 6, 1999, at the Company's headquarters office at the address above, commencing at 9:00 a.m., local time, and any adjournments thereof. A form of proxy is enclosed. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

         The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will pay, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, the reasonable expenses incurred by them for mailing copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

         The Annual Report of the Company to its shareholders for the 1998-99 fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is September 3, 1999.

         Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Shareholders who have not yet authorized the Company to discontinue mailing extra reports may now do so by marking the appropriate box on the proxy card for selected accounts. Such an election will take effect at the end of the Company's 1999-2000 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: First Chicago Trust Company of New York, P. O. Box 2500, Jersey City, New Jersey 07303-2500.


                                VOTING PROCEDURES

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 2002 Annual Meeting of Shareholders, shareholders voting by proxy may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to amend the Revised Winn-Dixie Stock Purchase Plan for Employees, and FOR the proposal to ratify the appointment of KPMG LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of the amendments to the Revised Winn-Dixie Stock Purchase Plan for Employees and the proposal to ratify the appointment of KPMG LLP, will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Abstentions are not included in determining whether the requisite number of affirmative votes are received for the proposals. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

     If a shareholder is a participant in the Dividend Reinvestment Plan of Winn-Dixie Stores, Inc., the proxy card serves as voting instruction for the number of full shares in the dividend reinvestment plan account, as well as other shares registered in the participant's name. If a shareholder is a participant in the Winn-Dixie Stores, Inc. Profit Sharing/401(k) Plan (the "Profit Sharing Plan"), the proxy card also will serve as voting instruction for the trustee of the Profit Sharing Plan where all accounts are registered in the same name. If voting instructions are not received for shares in the Profit Sharing Plan, those shares will be voted in the same proportion as the shares in such plan for which voting instructions are received.

     Only owners of record of shares of Common Stock of the Company at the close of business on July 30, 1999, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On July 30, 1999, there were 148,607,206 shares of Common Stock of the Company issued and outstanding.


                       PROPOSAL 1 - ELECTION OF DIRECTORS

     The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of Shareholders, three Directors are to be elected in Class III to hold office until the 2002 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class III are Armando M. Codina, Radford D. Lovett and Julia B. North. Each of such nominees currently is a Director of the Company.

     James Kufeldt retired from his positions as Director and President of the Company effective August 31, 1999. At that time, the Board amended the By-Laws of the Company to reduce the number of Directors from eleven to ten. David F. Miller, who has been a Director of the Company since 1987 and whose term expires in 2000, is retiring as a Director in October, 1999, in accordance with the Company's general policy that Directors retire at the age of seventy. A successor to fill the vacancy that will be created by Mr. Miller's retirement has not been designated. It is expected that sometime after the 1999 Annual Meeting the Board will either elect a successor to fill the vacancy or amend the By-Laws of the Company to reduce the number of Directors.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that otherwise would be voted for the named nominees for the election of such substitute nominee or nominees.

         Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

         The Board of Directors recommends a vote FOR all three nominees.

                  BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

                                                                     Has Been a
                                                                      Director
Name, Principal Occupation for                          Age as of   Continuously
The Past Five Years, Directorships                    June 30, 1999     Since

                     CLASS III DIRECTOR NOMINEES
                      FOR TERMS EXPIRING IN 2002

Armando M. Codina - For more than the last five years,
Chairman of the Board and Chief Executive Officer of Codina Group,
Inc.; also a Director of Quaker  Oats  Company, BellSouth
Corporation, AMR, Inc. and FPL Group,Inc...................    52           1987

Radford D. Lovett - For more than the last five years,
Chairman of the Board of Commodores  Point  Terminal
Corporation;   also  a  Director  of  First  Union
Corporation,   American  Heritage  Life  Investment
Corporation, Florida Rock Industries, Inc. and
FRP Properties, Inc........................................    65           1983

Julia B. North - October 1997 to June 1999, President
and CEO of VSI Enterprises, Inc.; April 1996 to October
1997, President of Consumer Services, a business unit of
BellSouth Telecommunications, Inc.; for more than five
years prior thereto, Vice President of  BellSouth
Telecommunications, Inc.; also a Director of ChoicePoint,
Inc., VSI Enterprises, Inc. and Wisconsin Energy, Inc. ....    51           1994

                     INCUMBENT CLASS I DIRECTORS
                      WHOSE TERMS EXPIRE IN 2001

A. Dano  Davis - For more than the last five years,
Chairman of the Board and Principal Executive Officer
of the Company; President of the Company since August,
1999; with the Company since 1968; also a
Director of First Union Corporation and
American Heritage Life Investment Corporation..............     54          1981

T. Wayne Davis - For more than the last five years,
a private investor; with the Company 1971-1987; Chairman
of the Board of Transit Group, Inc.; also a Director of
Enstar Group, Inc. and Modis Professional Services, Inc....     52          1981

Carleton T. Rider - August 1993 to date, Senior
Administrator, Mayo Foundation; 1985 to July 1993,
Administrator, Mayo Clinic Jacksonville; also a Director
of St. Luke's Hospital, Jacksonville, Florida..............     54          1992

Charles P. Stephens - For more than the last five years,
Vice President, Director and a principal stockholder of
Norman W. Paschall Co., Inc. (brokers, importers, exporters
and processors of textile fibers and by-products)..........     61          1982

                                                                     Has Been a
                                                                      Director
Name, Principal Occupation for                         Age as of    Continuously
The Past Five Years, Directorships                   June 30, 1999      Since

       INCUMBENT CLASS II DIRECTORS WHOSE
             TERMS EXPIRE IN 2000

Robert D. Davis - For more than the last five years,
Chairman of the Board of D.D.I., Inc.; with the Company
1955-1990; also a Director of American Heritage Life
Investment Corporation....................................      67          1972

Charles H. McKellar - For more than the last five
years, Executive Vice President of the Company;
with the Company since 1957...............................      61          1988

David F. Miller - May 1997 to date, private investor;
March 1996 to May 1997, President and Chief Operating
Officer of What-A-World, Inc.; March 1990 to March 1997,
Chairman of the Board of PureIce of the South,  Inc.;
prior to that time was Vice Chairman of the Board of
J.C. Penney Company, Inc. and President and Chief
Operating Officer of J.C. Penney Stores and Catalog.......      70          1987



     The Company was founded by Messrs. A. D. Davis, James E. Davis, M. Austin Davis and Tine W. Davis (the "Founding Brothers"), all of whom are deceased. Mr.
A. Dano Davis, the Company's Chairman, Principal Executive Officer and President, is the son of Mr. James E. Davis. Mr. Robert D. Davis is the son of Mr. A. D. Davis. Mr. T. Wayne Davis is the son of Mr. Tine W. Davis. Mr. Charles
P. Stephens is the son-in-law of Mr. M. Austin Davis.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of June 30, 1999, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.


             Name and                       Amount and
              Address                        Nature of                   Percent
           Of Beneficial                     Beneficial                    of
               Owner                          Ownership                   Class
         ------------------------          ---------------              --------

          Davis Family (1)                     58,955,718                 39.68
          c/o D.D.I., Inc.
          4310 Pablo Oaks Court
          Jacksonville, FL 32224


(1) Certain relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figure excludes 58,532 shares, those in excess of the pro rata beneficial interest of the Davis Family in 100,000 shares held by American Heritage Life Investment Corporation.

                       SECURITIES OWNERSHIP OF MANAGEMENT

         The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of June 30, 1999.

                                    Amount and Nature of
                                   Beneficial Ownership (1)

                             Direct or Indirect
                                 With Sole           Indirect with
                                Voting and          Shared Voting
                                Investment          And Investment                  Percent
Name of Beneficial Owner          Power                 Power          Total        Of Class
--------------------------------------------------------------------------------------------
Armando M. Codina                 21,372                               21,372             *
A. Dano Davis                    954,328            5,710,082       6,664,410          4.49
Robert D. Davis                  255,589            8,435,926       8,691,515          5.85
T. Wayne Davis                   366,414            2,097,966       2,464,380          1.66
Richard J. Ehster                 32,779                               32,779             *
Howard E. Hess                    83,643                               83,643             *
James Kufeldt                    417,808               14,740         432,548          0.29
Radford D. Lovett                 12,193                               12,193             *
Charles H. McKellar              153,161                              153,161           0.1
David F. Miller                      800                                  800             *
Harold E. Miller                  34,225                               34,225             *
Julia B. North                     5,731                                5,731             *
Carleton T. Rider                  2,655                                2,655             *
Charles P. Stephens               22,358            2,736,090       2,758,448          1.86
Directors and Executive
Officers as a Group (32
persons)                       3,005,121           18,994,804      21,999,925         14.81

--------------------
*        Less   than  .1%  of   issued   and
outstanding shares of Common Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 1,048,190; T. Wayne Davis, 353,859; Richard J. Ehster, 100; Howard E. Hess, 10,912; James Kufeldt, 14,740; Radford D. Lovett, 148; Charles H. McKellar, 10,566; Carleton T. Rider, 900; and Charles P. Stephens, 2,736,070. The holdings set forth above exclude 36,494,491 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, A. Dano Davis' wife, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and/or investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership.

The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 30, 1999, as follows: Mr. Kufeldt, 5,552 shares; Mr. McKellar, 4,045 shares; Mr. Ehster, 924 shares; Mr. Hess, 1,687 shares and Mr. Miller, 794 shares. Such shares are included because the determination of whether such performance goals have been met is not made until the audited financials for the Company for the 1998-99 fiscal year have been completed, which occurs in early fiscal year 1999-2000. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 28, 2000, as follows: Mr. Kufeldt, 5,342 shares; Mr. McKellar, 3,892 shares; Mr. Ehster, 889 shares; Mr. Hess, 1,623 shares and Mr. Miller, 764 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 27, 2001, as follows: Mr. Kufeldt, 5,240 shares; Mr. McKellar, 2,590 shares; Mr. Ehster, 1,205 shares; Mr. Hess, 1,747 shares; and Mr. Miller, 1,156 shares. The holdings for the 24 officers within the Directors and Executive Officers group total 76,416 restricted shares.

The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Director's Fees"): Mr. Codina, 13,412 equivalent shares; Mr. R. D. Davis, 6,521 equivalent shares; Mr. T. W. Davis, 2,099 equivalent shares; Mr. Lovett, 12,193 equivalent shares; Mr. Rider, 1,755 equivalent shares; and Ms. North, 5,331 equivalent shares. These holdings are payable only in cash upon retirement.

The holdings set forth above also include the equivalent of 7,077 shares credited to Mr. Kufeldt's account and 9,500 shares credited to Mr. McKellar's account, allocated by each of them to the Company stock fund within the Profit Sharing Plan, and a total of 37,993 shares for all executive officers as a group in such fund.

These holdings further include shares under options granted on June 22, 1994, which are now exercisable, of 50,000 shares for Mr. Kufeldt. These holdings also include shares under additional options granted on June 19, 1996, which are not presently exercisable, of 10,000 shares for Mr. Ehster, 12,000 shares for Mr. Hess, 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, and 10,000 shares for Mr. Miller. These holdings further include shares granted on June 15, 1998, which are not presently exercisable, of 6,741 shares for Mr. Ehster, 9,774 shares for Mr. Hess, 29,323 shares for Mr. Kufeldt, 14,493 shares for Mr. McKellar, and 6,471 shares for Mr. Miller. All of these share options are more fully described in the table on options on page 8.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 30, 1999, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, except that Mr. Raymond C. Lunn, Jr., Vice-President of the Company, filed a Form 4 that was approximately seven days late due to an inadvertent oversight.


                      MEETINGS OF THE BOARD AND COMMITTEES

     During the most recently completed fiscal year, the Board of Directors held four regular meetings and took action by unanimous written consent in lieu of a meeting four times. The Board of Directors has Audit, Nominating and Compensation Committees. The Audit Committee and Compensation Committee each held two meetings, during the 1998-99 fiscal year. The Nominating Committee did not meet. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

     The Audit Committee is composed of Mr. David F. Miller, Chairman, and Messrs. Armando M. Codina, Radford D. Lovett, Carleton T. Rider and Charles P. Stephens, and Ms. Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures.

     The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs. A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors and will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

     The Compensation Committee, composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North, approves the Company's compensation strategy to ensure that management employees are awarded appropriately for their contributions to Company growth and profitability and that the compensation strategy supports organization objectives and shareholder interests. The Committee also establishes and reviews the salary, annual incentive, long-term incentive, and benefit plans for officers and other management employees. The Compensation Committee, whose members are not officers, employees or retired employees of the Company, established and reviewed whether performance goals were met under the Company's Officer Compensation Programs for stock and cash compensation to be awarded for fiscal year 1998-99. The activities of the Compensation Committee are described further in the Report on Executive Compensation beginning on page 9.

                                 DIRECTORS' FEES

     Directors are paid a retainer fee of $12,000 per annum plus $3,000 for attendance at each regular meeting of the Board of Directors. Directors also are paid $1,000 for each action by written consent in lieu of a meeting. Members of the Audit, Nominating, and Compensation Committees are paid $3,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Board of Directors' meetings also are reimbursed by the Company. Members of the Board of Directors who also are employees are not paid Director's fees or fees for attending Committee meetings.

     A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Directors Codina, Lovett, Rider, T. Wayne Davis and North elected to participate in the Deferred Fee Plan during all or part of the 1998-99 fiscal year.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information concerning the compensation of the Principal Executive Officer and the five other most highly compensated executive officers who served in such capacities as of June 30, 1999, which was the end of the last completed fiscal year.


                                         Annual Compensation        Long-term Compensation Awards(1)
                                        ---------------------      ----------------------------------

                        Fiscal Year                             Restricted                  Long-Term     All Other
                         Ended Last                                Stock                    Incentive     Compensa-
Name and                 Wednesday    Salary (2)                 Award(3)                      Plan        tion (4)
Principal Position         in June        ($)        Bonus ($)      ($)        Options(#)   Payouts ($)      ($)
----------------------- ------------- ------------ ------------ ------------ ------------- ------------- -------------
A. Dano Davis               1999       500,000          -            -             -            -          36,547
Chairman of the Board       1998       397,952       202,062         -             -            -          41,347
and Principal               1997       384,494       218,635         -             -            -          47,011
Executive Officer

James Kufeldt               1999       580,000          -         198,976       29,323       134,762       40,914
President                   1998       397,952       202,062      192,247          -         153,435       41,270
                            1997       384,494       218,635      188,478       25,000       137,241       45,531

Charles H. McKellar         1999       430,000          -         144,968       14,493        98,183       30,381
Executive Vice              1998       362,420       129,376      140,066          -         111,788       34,654
President                   1997       350,164       144,185      137,319       20,000        99,990       36,617

Howard E. Hess              1999       290,000       32,971       60,450         9,774        40,154       21,158
Senior Vice President       1998       201,500       94,921       58,406           -          45,718       21,870
                            1997       194,686       95,414       56,160        12,000        40,893       20,020

Harold E. Miller            1999       240,000       147,461      28,463         6,471       17,739        25,030
Vice President              1998       142,313       148,082      27,500           -         20,197        48,742
                            1997       137,500       126,125      24,810        10,000       17,625        20,563

Richard J. Ehster           1999       250,000       89,360       33,120         6,741       21,701       373,554
Vice President              1998       165,600       138,282      32,000           -         25,074        21,670
(Retired, June 1999)        1997       160,000       139,000      30,351        10,000       22,427        78,490

     ---------------

     (1) Long-term compensation amounts are shown for years in which paid, although earned in the prior year.

     (2) Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan and amounts contributed under the Company's Senior Corporate Officers' Management Security Plan (Mr.
          A. Dano Davis, $7,467; Mr. Kufeldt, $9,632; Mr. McKellar, $9,906; Mr. Hess, $10,154; and Mr. Ehster, $5,414).

     (3) Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of the Company's Common Stock on the date of grant. The aggregate of restricted shares held and their value at June 30, 1999, were: Mr. A. Dano Davis, no shares; Mr. Kufeldt, 16,134 shares, $595,990; Mr. McKellar, 10,527 shares, $388,867; Mr. Hess, 5,057 shares, $186,806; Mr. Miller, 2,714 shares,
          $100,255 and Mr. Ehster, 3,018 shares, $111,485. These shares all vest, if at all, over a period of three fiscal years from grant if certain performance goals are attained. The values above do not reflect the risk of forfeiture.

     (4) Includes (a) Company contributions to the Company's Profit Sharing Plan of $7,416 for each of the named officers; (b) Company matching payments under the Company's 401(k) Plan of $2,400 for each of the named officers; and (c) merchandising contest awards of $4,514 for Mr. Miller and $353,860 for Mr. Ehster. Also includes (a) Company contributions to the Company's Supplemental Retirement Plan ("SRP") for the 1998-99 fiscal year of $16,419 for Mr. Davis, $19,730 for Mr. Kufeldt, $12,454 for Mr. McKellar, $6,481 for Mr. Hess, $6,026 for Mr. Miller and $5,516 for Mr. Ehster and (b) Company matching 401(k) payments under the Company's SRP for the 1998-99 fiscal year of $10,312 for Mr. Davis, $11,368 for Mr. Kufeldt, $8,111 for Mr. McKellar, $4,861 for Mr. Hess, $4,674 for Mr. Miller and $4,362 for Mr. Ehster.

Option Grants During the Fiscal Year Ended June 30, 1999

         The following table sets forth all options to acquire shares of the Company's Common Stock granted to the named executive officers effective June 15, 1998, relating to fiscal years ended June 30, 1999, and later.

                                  Individual Grants (1)                                   Potential realizable
  -------------------------------------------------------------------------------------   value at assumed annual
                                                                                           rates of stock price
                                                                                              appreciation for
                                                                                               option term (2)

                                           Percent of total                               -------------------------
                                           options granted   Exercise or
                                Options     to associates    Base price      Expiration
            Name              Granted (#)   in fiscal year      ($/Sh)          date        5% ($)       10% ($)

  A. Dano Davis                  ---            ---              ---            ---            ---             ---
  James Kufeldt                29,323          16.2%           41.506         01/15/05       472,368       1,124,888
  Charles H. McKellar          14,493           8.0%           41.506         01/15/05       233,470         555,980
  Howard E. Hess                9,774           5.4%           41.506         01/15/05       157,451         374,950
  Harold E. Miller              6,471           3.6%           41.506         01/15/05       104,242         248,240
  Richard J. Ehster             6,741           3.7%           41.506         01/15/05       108,592         258,598

(1) The exercise price was the market value of the Company=s Common Stock on the date of grant. The grant was at the end of the prior fiscal year, but related to the year ended June 30, 1999, and thereafter. Options are exercisable on and after such date the Company has earned an average return on equity of 17% or more for three consecutive fiscal years, if the option was outstanding throughout the three consecutive fiscal years. The officer must remain employed during the option period, but the option may be exercised to the extent vested within three months after cessation of employment for any reason other than death, for which the period to exercise is one year. These options will become exercisable on June 27, 2001, if earned.

(2) The potential realizable value amounts shown illustrate the values that might be realized upon exercise immediately prior to the expiration of their term using 5 percent and 10 percent appreciation rates set by the Securities and Exchange Commission, compounded annually. These amounts, therefore, are not intended to forecast possible future appreciation, if any, of the Company=s stock price. Additionally, these values do not take into consideration the provisions of the options providing for nontransferability, vesting requirements or termination of the options following termination of employment.


Option Exercises and Fiscal Year-End Values

         The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 30, 1999, and the number and value of unexercised options held by such executive officers at fiscal year end.



                                                              Number of Securities             Value of Unexercised
                                                             Underlying Unexercised                In-the-Money
                                Shares          Value         Options at FY-End (#)          Options at FY-End ($)(1)
                              Acquired on      Realized    -----------------------------------------------------------------
           Name              Exercise (#)        ($)        Exercisable     Unexercisable     Exercisable    Unexercisable
---------------------------- -------------- -------------- --------------- ---------------- --------------- ----------------
A. Dano Davis                     ---            ---            ---              ---             ---               ---
James Kufeldt                   50,000        1,159,375        50,000           54,323         725,000           57,813
Charles H. McKellar               ---            ---            ---             34,493           ---             46,250
Howard E. Hess                    ---            ---            ---             22,274           ---             28,906
Harold E. Miller                  ---            ---            ---             16,471           ---             23,125
Richard J. Ehster                 ---            ---            ---             16,741           ---             23,125

-------------

(1) The closing price of the Company's Common Stock of $36.94 as reported on the New York Stock Exchange composite tape on June 30, 1999, less the exercise price, was used in calculating the value of unexercised options. The exercise price for the presently exercisable shares held by James Kufeldt is $22.44 for 50,000 shares. For information on the unexercisable options see footnote 1 on page 5. The exercise prices for such options granted in 1996 and 1998 are $34.63 and $41.50 per share, respectively.

Long-Term Incentive Plans - Awards In Last Fiscal Year

     In connection with the 1998-99 fiscal year Company's Officer Compensation Program, the Company provided its officers with an opportunity to earn shares of the Company's Common Stock and a contingent cash payment through a Performance-based Restricted Stock Plan. The restricted stock awards and contingent cash payments under the Plan were designed to motivate the Company's officers to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when the Company's average total shareholder return is greater than the average total shareholder return of its peer group for a particular period. The awards made during fiscal year 1998-1999 cover the three-year period ending in fiscal year 2000-2001. These restricted stock awards are listed in the Summary Compensation Table.

Consulting Agreement

     On August 31, 1999, James Kufeldt retired from his positions as Director and President of the Company. On that date the Company entered into an agreement with Mr. Kufeldt whereby Mr. Kufeldt will perform consulting services for the Company on an as-needed basis over a three-year period (the "Consulting Agreement"). The Consulting Agreement contains provisions that prohibit Mr. Kufeldt from disclosing confidential information, competing with the Company and soliciting Company employees, customers or suppliers during the term of the Consulting Agreement. In accordance with the Consulting Agreement, Mr. Kufeldt received a lump sum payment of $45,760 on August 31, 1999, and will receive three annual lump sum cash payments of $400,000.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Company's Compensation Committee during the most recently completed fiscal year were Radford D. Lovett, Chairman, and Messrs. Armando M. Codina and Carleton T. Rider and Ms. Julia B. North. During such time, no member of the Compensation Committee was a current or former officer or employee of the Company and no executive officer of the Company served as a director or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served as a director of the Company or on the Company's Compensation Committee.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that incorporated future filings, including this Proxy Statement, the following sections titled "Report on Executive Compensation" and "Stock Performance Graph" shall not be incorporated by reference into any such filings.

                        REPORT ON EXECUTIVE COMPENSATION

     The Company's compensation for its executive officers reflects the overall compensation philosophy of the Company to fairly compensate executives for their performance and contributions to the Company and to motivate executives to achieve the Company's performance goals. After extensive review of comparative compensation andfinancial performance data of competitors of the Company, input from numerous management employees and assistance from compensation consultants, a revised Officer Compensation Program was approved by the Board of Directors and by the Shareholders last year at the 1998 Annual Meeting of Shareholders. This Program became effective in fiscal year 1998-1999. The Program was comprised of base salary, annual incentives and long-term incentives. The long-term incentives arose under a Performance-Based Restricted Stock Plan and a Key Employee Stock Option Plan ("KESOP"). The 1998-99 Officer Compensation Program did not affect the long-term incentives that had been previously granted under the Company's prior officer compensation program, including grants under the Restricted Stock Plan, a Performance Unit Plan and KESOP.

1998-99 Officer Compensation Program

     The 1998-99 Officer Compensation Program was distinctly performance-based. It was composed of comparatively conservative salaries and competitive annual incentives, and was weighted towards performance-based, long-term compensation for all of the Company's senior officers.

Base Salary and Annual Incentives

     Base compensation changes under the 1998-99 Program were based primarily upon comparative market data, with positions assigned to ranges based on such data. The compensation levels for the Principal Executive Officer and the other executives named in the Summary Compensation Table were determined for both base salary and annual incentive targets by the Compensation Committee on July 27, 1998.

     The performance goals for annual incentive awards were based on how actual performance compared to sales and pre-tax profit goals set forth in a business plan adopted at the beginning of the fiscal year. Each participant was assigned a threshold target and superior incentive opportunity as a percentage of salary. Cash awards could range from 0% to 200+% of the participant's target incentive opportunity. The performance review included the performance of the participant's business unit, overall Company performance and (except for the Principal Executive Officer, President and Executive Vice President) individual objectives.

Long-Term Incentive

     Long-term incentive compensation was provided during fiscal year 1998-99 through the Company's Performance-Based Restricted Stock Plan and KESOP. Under the Performance-Based Restricted Stock Plan, grants of restricted stock that pay dividends are given to the participants, but these shares do not vest unless and until certain performance requirements are met over a pre-determined period. The performance measure established by the Compensation Committee beginning with fiscal year 1998-99 under the Performance-Based Restricted Stock Plan was based upon a comparative three-year average total shareholder return ("TSR"). The TSR is the measure utilized in the Stock Performance Graph in the Company's Annual Proxy Statement. The peer group used for comparison purpose is the same as that used for the Stock Performance Graph, which is the Standard & Poor's Retail (Food Chains) Index Group. Recipients of performance-based restricted stock grants are eligible to receive a contingent cash payment equal to the initial grant value of their awarded restricted shares, if the shares vest. The cash payment is designed to satisfy all or a portion of the federal and state income tax obligations of the recipient resulting from the vesting of the restricted stock.

     The KESOP allows performance-based stock options to be granted to officers and other key employees selected by the Compensation Committee. Performance goals under the KESOP are based on a specified percentage return on equity as determined by the Compensation Committee, exercisable on and after such date as the Compensation Committee determines. On July 27, 1998, effective June 15, 1998, options were granted for fiscal year 1998-99. The options granted are set forth in the table on page 8. Such options may not be fully exercised unless the Company earns a 17% return on equity over a three-year period.

     For participants to remain eligible for grants under the Performance-Based Restricted Stock Plan and the KESOP, they must maintain a certain ownership interest in the Company's stock. The amount that must be held is based on a multiple of the participants' respective salaries and range from a high of ten times the base salary for the Principal Executive Officer and the President, to a low of two times the base salary for certain other corporate officers.

     The Chairman of the Board and Principal Executive Officer of the Company, Mr. A. Dano Davis, for the fiscal year ended June 30, 1999, received a 25.6% increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in the restricted stock aspects of the 1998-99 Officer Compensation Program's long-term incentive compensation for the 1998-99 fiscal year. Had he participated, the grants made in June of 1998 for fiscal year 1998-99 and later would have been in the amount of approximately $187,500 of value of restricted stock and a cash payment of $187,500, contingent on the stock vesting. The Principal Executive Officer normally would participate in these plans. If Mr. Davis had participated in fiscal year 1998-99, his compensation would have equaled approximately 86.2% of that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page 7.

     Also included in the Company's compensation for its executive officers are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employees are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), precludes a public corporation from taking a federal income tax deduction for compensation paid in excess of $1 million per year to certain covered officers. Generally, covered officers would include the Company's Chairman of the Board and Principal Executive Officer and the four other officers  named  each  year  in the  Summary  Compensation  Table  in the  Proxy
Statement. The limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The Committee believes that any compensation realized in connection with the Annual Incentive Plan, Performance-Based Restricted Stock Plan and KESOP, as they currently operate, and in connection with the long-term incentives of the prior officer compensation program, will continue to be deductible as performance-based compensation. The Compensation Committee, however, retains the authority to authorize payments that may not be deductible under the Code if it believes such payments would be in the best interest of the Company and its shareholders.

     This  report is  submitted  by the members of the  Compensation  Committee:
Radford D. Lovett, Chairman; Armando M. Codina; Carleton T. Rider; and Julia B. North.

                             STOCK PERFORMANCE GRAPH

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 30, 1999, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 30, 1994, in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.


                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
               AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
                   AND THE S&P RETAIL STORES (FOOD CHAINS) INDEX (1)


                       Starting
                         Basis
                         1994     1995      1996      1997       1998      1999
                         ----     ----      ----      ----       ----      ----
WINN-DIXIE               $100     $137      $174      $189       $265      $197
S&P 500                  $100     $126      $159      $214       $279      $342
S & P RETAIL STORES -    $100     $122      $168      $183       $260      $280
(FOOD CHAINS)


Assumes Initial Investment of $100 and reinvestment of dividends
Note: Total Returns Based on Market Capitalization

Data and chart furnished by Zacks Investment Research, Inc.
_______________

(1) Includes, but is not limited to, the following companies: Albertson's, American Stores, Giant Food Class A, Great A&P, Kroger and Winn-Dixie.

                 INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     American Heritage Life Insurance Company (the "Insurance Company") is a wholly-owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett are directors. The Company is self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses. During the fiscal year ended June 30, 1999, the Company paid the Insurance Company $4,670,904 for administrative services, state premium taxes and expenses of the group medical and accident plan. The Company also paid the Insurance Company $15,776,103 in net premiums on life insurance policies and $19,860,393 in interest on policy loans to fund the corporate senior officers management security plan for 36 officers (including 21 executive officers) and a similar contributory plan for 582 other eligible key management personnel. These plans also provide benefits to 420 former participants who have retired, terminated employment or are currently ineligible to participate in the plans, and beneficiaries of deceased participants.

     In the fiscal year ended June 30, 1999, the Company received payments from D.D.I., Inc., a Florida corporation controlled by the Davis Family, in the aggregate amount of $65,771 for group insurance and office expenses.

                            AGREEMENT OF SHAREHOLDERS
                                       OF
                                  D.D.I., INC.

     On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of June 30, 1999, owned directly and indirectly 40,817,358 shares of Common Stock of the Company, is controlled by the Davis Family. Such shares are included in the Davis Family holdings shown on page 4 hereof.

     Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all of the other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such shareholder must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI and increasing the capital surplus of DDI, if necessary, to purchase DDI shares.

     DDI shareholders who are parties to the Agreement  include Robert D. Davis,
A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.

                       PROPOSAL 2 - APPROVAL OF THE STOCK
                     PURCHASE PLAN FOR EMPLOYEES, AS AMENDED

     The Company has in effect the Revised Winn-Dixie Stock Purchase Plan for Employees (the "Plan"), under which the Company through a Board of Directors' Committee (the "Committee"), may grant options to eligible employees to purchase shares of the Company's Common Stock. Eligible employees include those employees who (i) have been employed by the Company or a subsidiary of the Company for at least one year prior to the date of grant of such options, (ii) are of legal age to purchase stock in the state of their residence and (iii) are actively employed by the Company or a subsidiary of the Company at the date of grant of such options. The total number of shares available for issuance under the Plan is 36,173,236, of which 33,780,610 shares previously have been issued, leaving a balance of 2,392,626 shares for future offerings.

     Under the Plan, the Board of Directors has the power to add to, amend or repeal any of the provisions of the Plan provided that such actions do not affect the rights of holders of outstanding options and provided further that any changes to the terms of Articles II through VII of the Plan (except the number of shares which may be purchased during any one calendar year) are approved by the shareholders of the Company.

     On August 2, 1999, the Board of Directors approved various amendments to the Plan the primary purpose of which was to provide more flexibility for the Committee to determine the manner in which the options may be offered and exercised. The amendments also address the shareholder approval requirements for Plan changes. These amendments are marked on the copy of the Plan attached hereto as Exhibit A. Although only some of the amendments require shareholder approval, under certain laws and regulations the amendments as a whole may be considered to have created a new plan requiring shareholder approval within 12 months of such change. Thus, the shareholders are being asked to approve the entire Plan, as proposed to be amended. In the event the Company's shareholders do not adopt the proposed amendments, the contemplated amendments shall become null and void and the Plan, as in effect prior to the amendments, shall continue in full force and effect.

Description of Amendments

     Under the current Plan, the Committee determines on the first business day of each month whether or not to grant options for that month and, if options are granted, what the option price per share shall be. Under the current Plan, the exercise price may not be less than 85% of the fair market value of the stock at the time the option is granted (which is limited to the first business day of the month), nor less than one dollar. The options, and the corresponding right to purchase the Company's stock, expire at the close of business on the last business day of the month in which the options are granted. This provides a very limited time frame in which the Company may grant, and the eligible employees may exercise, options under the Plan.

     The amendments would allow the Committee to determine the period during which an eligible employee can exercise the granted options, rather than the exercise period being limited to the month in which the options are granted. The amendments would also allow the Committee to determine the option price provided that the option price is not less than the fair market value of the stock either on the date of grant or date of exercise of the option, rather than being limited to the market value on the date of grant. In accordance with applicable tax law, the amendments provide that the option price cannot be less than 85% of the fair market value of the stock on the date the option is granted or the date on which the option is exercised, whichever is lower.

     The Board also has approved amendments to the option exercise provisions of the Plan that give the Committee more flexibility in determining at the time of grant the methods of, and conditions under which, options may be exercised. These amendments allow the Committee to determine at the time of grant the procedure to be followed if there is not a sufficient number of shares available during the offering period. Further, under the amendments, the Committee would determine at the time of grant whether any shares purchased under the Plan may only be resold by tender to the Company.

     The Plan provides that changes to the terms of Articles II through VII of the Plan (except the number of shares that may be purchased during any one calendar year) must be approved by the shareholders of the Company. Under the proposed amendments, the Plan would be revised to provide that any future changes that require shareholder approval under applicable law or the rules of the New York Stock Exchange, must be approved by the shareholders of the Company.

Description of Plan as Proposed to be Amended

     The following summary of the Plan, as proposed to be amended, is qualified in its entirety by reference to the text of the Plan, which is attached hereto as Exhibit A. Under the proposed amended Plan, the Committee determines from time-to-time whether or not to grant options and, if options are to be granted, what the option price per share will be. If any options are granted, they are granted to all eligible employees. Subject to the share limitations of the Plan, each eligible employee is granted an option to purchase up to a maximum number of shares of stock as may be determined by the Committee. In addition, there are other limitations required by law with respect to employees to whom options may be granted and as to the number of shares that may be covered by such options. The option price, exercise period, option payment provisions and all other terms and conditions of the options will be uniform among all eligible employees.

     The options expire at the end of the option period established by the Committee. Because all eligible employees have the same ability to participate in the Plan and the decision of whether to exercise options granted under the Plan is an individual investment decision of the eligible employees, it is not possible to determine the benefits that the executive officers of the Company will receive under the Plan.

     The Committee is authorized to set forth the methods in which eligible employees may exercise their rights under the Plan. These may include any or all of the following three methods or such other methods as the Committee may determine: (i) tendering the full cash purchase price; (ii) tendering at least $1.00 per share and executing and delivering a promissory note payable to the Company for the balance of the purchase price; or (iii) tendering the balance of a participant's account established to hold employee payroll deductions during the offering period. If the promissory note method is authorized, eligible employees may purchase up to a maximum of 50 shares by executing and delivering a non-interest bearing promissory note and, subject to approval by the Committee in its discretion from time-to-time at the time of granting options, up to 25 shares by executing and delivering an interest bearing promissory note, the terms of which are determined by the Committee.

     The Committee, in its discretion, may require that any shares purchased pursuant to the Plan must first be tendered to the Company before such shares can be sold. The Committee also may set the terms and conditions of the tender.

     The maximum number of shares that may be sold pursuant to the Plan, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and similar events. Options granted pursuant to the Plan may not be sold, pledged, assigned or transferred by their holders. Upon the death of such holder, the option immediately ceases and terminates.

     Any changes to the Plan requiring shareholder approval under applicable law or the rules of the New York Stock Exchange must be approved by the shareholders of the Company. If shareholder approval is not obtained, the changes shall not become effective and any Plan provision attempted to be changed shall continue in full force and effect.

Federal Income Tax Consequences

     For federal income tax purposes, an employee will not realize income at the date of grant or date of exercise of an option. If no disposition of shares acquired pursuant to an option is made within two years of the date of grant or within one year from the date of exercise of the option, then upon subsequent disposition of the stock, ordinary income will be realized by the employee to the extent of the lesser of (i) the amount by which the fair market value of the stock at such disposition exceeds the price paid, or (ii) the amount by which the fair market value of the stock on the date of grant exceeds the option price. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of exercise over the price paid, and the Company will, generally, be entitled to a deduction equal to the amount of ordinary income recognized by the employee. Any additional gain will be capital gain to the employee.

General Information

     The net proceeds from the sale of Common Stock pursuant to the Plan will be added to the general funds of the Company. The Company is unable to state at this time for what purposes such proceeds may be used other than as working capital.

     At June 30, 1999, the Company and its wholly owned subsidiaries had approximately 132,000 employees of whom approximately 74,000 (including 21 executive officers, 2 of whom are also Directors of the Company) were eligible employees under the Plan.

     The closing price of the Company's stock as reported on the New York Stock Exchange Composite Listing on June 30, 1999, was $36.94 per share. The market value of the 2,392,626 shares remaining available for sale under the Plan on that date was $88,383,604.

         The Board of Directors recommends a vote FOR Proposal 2.

                   PROPOSAL 3 - RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG LLP as independent public accountants to audit the financial statements of the Company for the fiscal year commencing July 1, 1999. KPMG LLP has been regularly employed by the Company for many years to examine its books and accounts and for other purposes, for which services their customary fees have been paid.

     Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR Proposal 3.


                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     Shareholders are hereby notified that if they wish a proposal to be included in the Company's Proxy Statement and form of proxy relating to the 2000 annual meeting of shareholders, a written copy of their proposal must be received at the principal executive offices of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than April 28, 2000. To ensure prompt receipt by the Company, proposals should be sent by certified mail return receipt requested. Proposals must comply with the proxy rules relating to shareholder proposals in order to be included in the Company's proxy materials. Shareholders who wish to submit a proposal for consideration at the Company's 2000 annual meeting of shareholders but who do not wish to submit the proposal for inclusion in the Company's proxy statement pursuant to Rule 14a-8 as promulgated under the Securities Exchange Act of 1934, as amended, must deliver a copy of their proposal to the Company at its principal executive offices, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, no later than July 13, 2000.

                                  MISCELLANEOUS

     The Company's audited financial statements and certain other financial information for its fiscal year ended June 30, 1999, are included as pages F-1 to F-27, inclusive, annexed to this Proxy Statement.

         As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting and the Company did not receive notice of such matter by July 12, 1999, then the persons named in the enclosed form of proxy will be deemed to have discretionary authority to vote all proxies in accordance with their judgment on such matter.

                                              By Order of the Board of Directors



                                                          /S/ JUDITH W. DIXON
                                                              ---------------
                                                              Judith W. Dixon
                                                                  Secretary

September 3, 1999




EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, THE SHAREHOLDER MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE THE SHARES IN PERSON.

                                                                      EXHIBIT A

                             WINN-DIXIE STORES, INC.
                    REVISED STOCK PURCHASE PLAN FOR EMPLOYEES

                                    ARTICLE I

                       Designation and Purpose of the Plan


     The Plan shall be known as the "Revised Winn-Dixie Stock Purchase Plan for Employees" (the "Plan"). The purpose of the Plan is to encourage employees of Winn-Dixie Stores, Inc. (the "Company") and of any "Subsidiary" (a corporation in which all of the outstanding shares of capital stock of every class shall, at the time or times in question, be owned by the Company or any other Subsidiary of the Company) to purchase and own the Common Stock of Winn-Dixie Stores, Inc., thereby promoting their increased interest in the Company's affairs, growth and development.

                                   ARTICLE II

                          Shares Available for Purchase

     Subject to the anti-dilution provisions contained herein, a maximum of 36,173,236 shares of the Company's Common Stock, having a par value of $1.00 per share, as constituted on November 30, 1995 (the "Stock"), whether presently authorized and unissued or held in the Company's treasury or hereafter reacquired by the Company, may be issued and sold upon the exercise of options granted subsequent to October 2, 1964 pursuant to the Plan ("Options"). Such 36,173,236 shares shall consist of the 34,173,236 shares of the Company's Common Stock heretofore authorized to be so issued and sold, including shares which were authorized to be issued and sold upon the exercise of options granted pursuant to the Company's now terminated Stock Purchase Plan for Employees (adopted in 1958), as amended (the "1958 Plan"), which were not so issued and sold, plus an additional 2,000,000 shares.

     In the event that the Stock shall be split up, divided or otherwise reclassified into a greater number of shares of Stock or of any other class of Common Stock of the Company, the term "Stock" shall thereafter mean the Common Stock of the Company into which the shares of Stock were so split up, divided or otherwise reclassified; and the maximum number of shares of stock that may be issued and sold under the Plan, and the remaining number of shares of Stock that may thereafter be sold pursuant to the Plan or made subject to Options granted to any Eligible Employee pursuant to the Plan, shall be correspondingly increased. In case any dividend payable in shares of Stock is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan, and the remaining number of shares of Stock which may thereafter be made subject to Options granted to any Eligible Employee pursuant to the Plan shall be increased by the percentage which the number of shares of Stock so paid as a dividend bears to the total number of shares of Stock outstanding immediately prior to the payment of such dividend; provided, however, that no such increase shall be made with respect to any dividend aggregating less than 20% of the total number of shares of Stock outstanding immediately prior to the payment thereof.

                                   ARTICLE III

                               Eligible Employees

     Options may be granted under the Plan only to employees of the Company or of a Subsidiary, (1) who have an employment date of not less than one year prior to the date of the offering, (2) who are of legal age to purchase stock in the state of their residence, and (3) who are actively employed at the date of the offering. "Actively employed" means on the payroll and not on leave of absence (including workers' compensation, medical, military or other leaves). Such employees are herein called "Eligible Employees."

                                   ARTICLE IV

                                  Option Price


     The exercise price per share of Stock covered by any Option granted pursuant to the Plan shall be determined by the Committee referred to in Article V hereof, but shall be not less than the lesser of (1) 85% of the fair market value of the Stock at the time such Option is granted or (2) an amount which under the terms of the Option is not less than 85% of the fair market value of the stock at the time the Option is exercised.


                                    ARTICLE V

                               Granting of Options


     A committee appointed by the Board of Directors of the Company, consisting of two or more members of the Board of Directors (the "Committee") shall, by decision of a majority thereof, determine from time to time in its sole and final discretion until such time as all shares of Stock available for purchase under the Plan have been sold, whether or not to grant Options to Eligible Employees and, if Options are to be granted, the date on which such Options shall be granted, the option price per share, the period of time during which the Options can be exercised (not to exceed 27 months or a period of 5 years if the exercise price per share of Stock covered by the Option will be no less than 85% of the fair market value of such Stock at the time of exercise of the Option) and such other terms and conditions as the Committee, in its sole discretion, deems appropriate.

     If any Options are granted as aforesaid, Options shall be granted to all employees who are Eligible Employees as of the date the Options are granted, upon the following terms and conditions:

     1. The Committee shall have the authority to limit the maximum number of shares to be issued and sold upon the exercise of Options granted at any time to a number not to exceed the number of shares then authorized for sale pursuant to the Plan. Each Eligible Employee shall be granted an Option for the purchase of such maximum number of shares as the Committee may determine; provided, however, that no Eligible Employee shall be granted an Option if such Employee, immediately after the grant of such Option, would own, within the meaning of
          Section 423(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a "parent corporation" or "subsidiary corporation" of the Company, as defined in
          Section 424(e) and (f) of the Code; and provided further, that no employee shall be granted an Option which would permit such employee's rights to purchase shares of stock of any class of the Company or of a "parent corporation" or of a "subsidiary corporation" of the Company (as defined above) pursuant to all employee stock purchase plans of the Company and of any such "parent corporation" or "subsidiary corporation" to accrue at a rate which would exceed an aggregate of $25,000 of fair market value of such securities (determined at the time such Option is granted) in any calendar year.

     2. The Option price, exercise period, Option payment provisions and all other terms and conditions of the Options shall be uniform for all Eligible Employees.


                                   ARTICLE VI

                            Options Not Transferable

     No Option granted to an employee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred in any manner during such employee's lifetime, and upon the death of such employee said Option shall immediately cease and terminate.

                                   ARTICLE VII

                Amendment, Suspension and Termination of the Plan


     The Board of Directors of the Company shall have the power at any time to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or of any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part, provided, however, that no such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding Options to purchase shares of stock in accordance with the provisions hereof; and provided, further, that any such addition, amendment or repeal which requires shareholder approval pursuant to applicable law or the rules of the New York Stock Exchange shall be subject to approval by the Stockholders of the Company or such addition, amendment or repeal shall be null and void and any provision so attempted to be changed shall continue in full force and effect.


                                  ARTICLE VIII

                 Provisions with Respect to Granting of Options

     Options shall be granted pursuant to the Plan only in accordance with the provisions set forth in Article V and this Article VIII of the Plan.

     For the purpose of determining whether an employee has been employed by the Company and/or one or more Subsidiaries for less than one year, there shall be included in the term of such employee's employment any period of employment by any person, firm, organization or corporation all of whose outstanding shares of capital stock of every class and/or all or substantially all of whose operating assets and/or business shall have been acquired by the Company and/or one or more of its Subsidiaries prior to the time as of which such determination is made, and transfer from the employment of the Company to that of a Subsidiary or vice versa, or from the employment of one Subsidiary to that of another Subsidiary, shall not constitute a termination or interruption of the continuity of employment.

     If the Committee shall determine to grant Options as provided in the Plan, such determination, and the exercise price per share of Stock covered thereby, shall be communicated to all Eligible Employees within a reasonable time thereafter in such manner as the Committee in its sole discretion shall deem advisable.


     No option shall be granted pursuant to the Plan unless a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Stock covered thereby shall have been filed with the Securities and Exchange Commission or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable, and no Option granted pursuant to the Plan shall be exercisable, and no shares of Stock shall be sold or issued upon the exercise of any Option, unless such a Registration Statement shall be in effect and a prospectus with respect to such shares, which at the time of such exercise, sale or issue, as the case may be, meets the requirements of Section 10(a) of said Act, shall then be available for delivery to Eligible Employees or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable.

                                   ARTICLE IX

                               Exercise of Options


     The Committee shall determine upon the granting of Options, the methods under which Eligible Employees may purchase shares of Stock upon exercise of Options, which may include, but is not limited to, any or all of the following three methods:

     1. Any Eligible Employee who holds an Option may exercise said Option at any time during which it is outstanding and not yet expired in whole at any one time, or in part from time to time (provided that each exercise shall be for ten or more shares of stock), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in full in cash for such shares at the exercise price per share therefor.

     2. Any Eligible Employee who holds an Option may exercise said Option at any time during which it is outstanding and not yet expired to the extent of a maximum of 50 shares (but subject to the proviso that each such exercise shall be in increments of 5 shares but not less than 10 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's non-interest bearing promissory note for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 50 shares pursuant to Options granted whether at one time or from time to time, through payment by such non-interest bearing promissory note. Subject to approval by the Committee in its discretion from time to time at the time of granting such Options, any Eligible Employee who holds an Option and who has theretofore purchased the maximum of 50 shares through the delivery of a non-interest bearing promissory note as provided in paragraph 2 above may exercise said Option at any time during the month for which it was granted, to the extent of a maximum of 25 shares (but subject to the provision that each such exercise shall be for 10, 15, 20 or 25 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's promissory note, bearing interest at the rate determined by the Committee at the time of granting such Option, for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 25 shares pursuant to Options granted after October 31, 1978 whether at one time or from time to time, through payment by such interest bearing promissory notes.

     3. Any Eligible Employee who holds an Option that is outstanding and not yet expired may authorize a payroll deduction from his/her pay for each payday during the time he/she holds such Option, to be deposited in a non-interest bearing account maintained by the Company for the purpose of funding the Eligible Employee's purchase of stock upon the exercise of an Option; provided that such Eligible Employee only may authorize a payroll deduction at the rate of 1% to 10% of his/her base pay, in effect, as of the date such deduction is authorized by the Eligible Employee. The Eligible Employee may exercise the Option at any time that it is outstanding and has not yet expired by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative such subscription agreement to be accompanied by written notice from the Eligible Employee directing the Company to apply the Eligible Employee's account balance to the purchase of whole shares of stock pursuant to the exercise of the Option. Any excess in such account after the payment of the stock acquired upon the exercise of an Option will be refunded to the Eligible Employee.

     All payroll deductions made for a participant shall be credited to the participant's account under the Plan which will be maintained by the Company. A participant may not make any separate cash payment into his/her account. A participant may elect payroll deductions to fund the purchase of stock pursuant to the exercise of an Option only with respect to wages not yet earned. A participant may not change the amount of his/her payroll deductions. Upon the exercise of the Option, all payroll deductions for the participant shall cease. If a participant goes on an authorized leave of absence, such participant may elect to withdraw the balance of his/her account, discontinue payroll deductions but remain a participant in the Plan during such leave of absence or authorize deductions to be made from any payments by the Company to the participant, if any. At any time, a participant may terminate his or her account and receive the balance of his/her account in full.

     Payment for any shares purchased otherwise than through delivery of promissory notes or the application of payroll deduction accounts as provided in paragraphs 2 and 3 above, or such other method as the Committee may determine, shall be made in cash as provided in paragraph 1 above.

     The Committee may require at the time of granting the Options that the shares purchased pursuant to the exercise of an Option can be sold by the Eligible Employee who purchased such shares or any successor in interest in the event of such Eligible Employee's death, only by means of their tender to the Company upon the following terms and conditions or such other terms and conditions as the Committee may determine:


     If such tender shall occur during the period of two years following the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the same price paid to the Company by the Eligible Employee therefor. If such tender shall occur more than two years after the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the market price of such shares on the date of the receipt by the Company of their tender to the Company.

     In the subscription agreement such Eligible Employee shall agree with the Company that certificates for shares of Stock so purchased by such Employee may bear the following legend:


     "The shares of the Common Stock of Winn-Dixie Stores, Inc. represented by this certificate are subject to the provisions of Article IX of the Revised Stock Purchase Plan for Employees, as amended, of Winn-Dixie Stores, Inc. Such shares may be sold by the holder thereof only by means of their tender to Winn-Dixie Stores, Inc. for the applicable consideration set forth in such Article IX, unless the Company shall not accept the tender of such shares, in which case the shares may be sold by the holder thereof, free of any restrictions or limitations."


     In any case in which payment is made in part by promissory note, any certificate representing the shares of Stock purchased shall be issued in the name of the Eligible Employee so purchasing the same and shall be endorsed by the Eligible Employee in blank (or accompanied by a duly executed stock power) and delivered to and pledged with the Company as security for the note, and a pledge agreement shall be entered into by such Eligible Employee and the Company. The pledge agreement shall provide that (i) no certificate for pledged shares of Stock shall be redelivered to the pledgor until the promissory note (together with all interest thereon, if any) has been paid in full and (ii) provided that there has been no default under the terms and provisions of the promissory note, the Company will not cause the certificate for the pledged shares of Stock to be transferred out of the name of the pledgor and the pledgor shall have the right to vote such shares of Stock at all meetings of the stockholders of the Company and shall receive all cash dividends paid on such shares. The pledge agreement shall contain such other provisions as the Company may deem advisable.

     The principal of the promissory note shall be payable in equal installments payable weekly or monthly depending upon whether the pledgor is paid on a weekly or monthly basis, of such amount as may be determined by the payroll department (which equal installments shall, in each case, be payable over a period of three years), and the pledgor shall give a written authorization to such payroll department, on such form or forms as may be furnished by the Company, authorizing the deduction each week or month, as the case may be, during the term of the note of the amount of such weekly or monthly installment. Interest, if any, on the unpaid portion of such promissory note shall accrue from the date thereof at the rate per annum determined by the Committee at the time of granting the Option to which such promissory note relates. The amount of accrued interest payable, if any, on each payment date shall be added to the amount payable on account of principal, and shall be included in the payroll deduction referred to in the preceding sentence. If the pledgor shall cease to be employed by the Company and/or its Subsidiaries, the pledgor shall continue to make the same payments as were made while the pledgor was so employed until the promissory note shall be paid in full.


     In the event of a default in the prompt payment of accrued interest on or any installment due on the principal of, any promissory note, unless such interest or installment shall have been paid prior to the expiration of 10 days after notice of such default to the pledgor, the principal balance, if not already due and payable, shall become due and payable and the Company shall thereafter be entitled:

     (a)  To collect and receive all dividends on the pledged shares; and

     (b) To sell or cause to be sold at such price or prices as the Company may deem best all or any of the pledged shares, without demand of performance or notice of intention to sell.

     The proceeds of any such sale and any monies collected, received or otherwise realized by the Company from the pledged shares, shall be applied as follows:

     (a) To the expenses of such sale or realization and all other expenses of the Company under the pledge agreement;

     (b) To the payment of accrued interest, if any, then due and payable on the note;

     (c)  To the payment of the principal of the note; and

     (d) Any balance thereafter remaining shall be paid to the pledgor or to whomsoever may be lawfully entitled to receive the same.

     In the event that the balance due from the pledgor at the time of any default exceeds the net proceeds from such sale, the pledgor shall be and remain liable for such excess.

     The date on which a duly executed subscription agreement shall be received by the Company or its duly authorized agent or representative, in accordance with any of the above methods, shall be deemed to be the "Date of Subscription" with respect to the shares subscribed for, for all purposes of the Plan.

                                    ARTICLE X

                      Conditions on the Exercise of Options

         The exercise of Options shall be subject to the following conditions:

     1. Each employee exercising an Option must on each Date of Subscription be an Eligible Employee.

     2. In case there shall not be a sufficient number of shares of Stock available, either because of the limitations imposed by Article II hereof, or because the Committee shall have limited the maximum number of shares to be issued and sold in accordance with the provisions of subparagraph 1 of the second paragraph of Article V hereof, to issue all of the shares otherwise issuable upon the exercise of Options, subscriptions pursuant to the exercise of Options shall be filled in any manner determined by the Committee.

                                   ARTICLE XI


                                  Pledged Stock

     In the case of those shares payment for which was made in whole or in part by promissory note, said shares shall be immediately redelivered to the Company and pledged as security for the promissory note as provided in Article IX hereof.



                                   ARTICLE XII

                               Rights of Employees

     An Eligible Employee shall not have any rights as a stockholder of the Company by virtue of any Option until the date of issue of the shares of Stock purchased by such Eligible Employee pursuant to its exercise.

                                  ARTICLE XIII

                           Interpretation of the Plan

     Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall, unless otherwise determined by the Board of Directors of the Company, be final. The Company may prescribe administrative rules under the Plan.

                             WINN-DIXIE STORES, INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



Selected Financial Data                                                      F-1

Management's Discussion and Analysis of Financial Condition and Results
         of  Operations                                                      F-2

Consolidated Financial Statements and Supplemental Data:

         Independent Auditors' Report                                        F-6

         Report of Management                                                F-7

         Consolidated Statements of Earnings, Years ended
           June 30, 1999, June 24, 1998 and June 25, 1997                    F-8

         Consolidated Balance Sheets, June 30, 1999 and June 24, 1998        F-9

         Consolidated Statements of Cash Flows, Years ended
           June 30, 1999, June 24, 1998 and June 25, 1997                   F-10

         Consolidated Statements of Shareholders' Equity, Years ended
           June 30, 1999, June 24, 1998 and June 25, 1997                   F-11

         Notes to Consolidated Financial Statements                         F-12


                             SELECTED FINANCIAL DATA
                                                                  1999*        1998       1997       1996     1995
                                                                    Dollars in millions except per share data
Sales
   Net sales...........................................      $   14,137     13,617     13,219     12,955    11,788
   Percent increase....................................             3.8        3.0        2.0        9.9       6.4
   Average annual sales per store......................      $     11.9       11.7       11.3       11.0      10.0
Earnings Summary
   Gross profit........................................      $    3,801      3,624      3,316      3,093     2,723
     Percent of sales..................................            26.9       26.6       25.1       23.9      23.1
   LIFO charge (credit)................................      $        4        (12)         3         10         7
   Operating and administrative expenses...............      $    3,594      3,375      3,094      2,803     2,462
     Percent of sales..................................            25.4       24.8       23.4       21.6      20.9
   Net earnings........................................      $      182        199        204        256       232
     Basic earnings per share..........................      $     1.23       1.34       1.36       1.69      1.55
     Diluted earnings per share........................      $     1.23       1.33       1.36       1.68      1.55
   Percent of net earnings to sales....................             1.3        1.5        1.5        2.0       2.0
   Percent of net earnings to average equity...........            13.1       14.7       15.3       19.9      20.3
EBITDA ................................................      $    618.5      676.7      632.8      656.9     569.3
EBITDAR  ..............................................      $    961.4      985.9      911.6      914.9     791.5
Dividends
   Dividends paid......................................      $    151.2      150.9      144.2      134.0     116.5
   Percent of net earnings.............................            82.9       76.0       70.5       52.4      50.2
   Per share (present rate $1.02)......................      $     1.02       1.02        .96       .885       .78
Common Stock (WIN)
   Total shares outstanding (000,000)..................           148.6      148.5      148.9      151.7     151.1
     NYSE - Stock price range
     Common   - High...................................      $    52.19      59.25      42.38      38.38     28.94
                Low....................................      $    28.63      33.69      29.88      28.06     21.32
Financial Data
   Cash flow information:
     Net cash provided by operating activities.........      $    436.4      464.5      413.9      556.9     414.2
     Net cash used in investing activities.............      $    335.1      325.9      477.7      387.9     379.3
     Net cash provided by (used in) financing activities     $   (100.0)    (129.2)      45.7     (167.3)    (35.9)
   Capital expenditures, net...........................      $    345.7      369.6      423.1      362.0     371.6
   Depreciation and amortization.......................      $    292.4      330.4      291.2      248.3     200.9
   Working capital.....................................      $    250.7      228.6      195.4      388.7     414.9
   Current ratio.......................................             1.2        1.2        1.1        1.4       1.4
   Total assets........................................      $    3,149      3,069      2,921      2,649     2,472
   Obligations under capital leases....................      $       38         49         54         61        78
   Comprehensive income................................      $    182.6      199.4      206.4          -         -
   Shareholders' equity................................      $    1,411      1,369      1,337      1,342     1,231
   Book value per share................................      $     9.50       9.22       8.98       8.85      8.14
Stores
   In operation at year-end............................           1,188      1,168      1,174      1,178     1,175
   Opened and acquired during year.....................              79         84         83         61       108
   Closed or sold during year..........................              59         90         87         58        92
   Enlarged or remodeled during year...................              64        136         79        128        86
   New/enlarged/remodeled in last five years...........             908        912        805        743       654
     Percent to total stores in operation..............            76.4       78.1       68.6       63.1      55.7
   Year-end retail square footage (000,000)............            52.0       49.6       47.8       45.7      43.8
   Average store size at year-end (000)................            43.7       42.4       40.7       38.8      37.3
Other Year-end Data
   Associates (000)....................................             132        139        136        126       123
   Shareholder accounts (000)..........................            48.1       52.0       55.2       56.3      44.8
   Shareholders per store..............................              40         45         47         48        38
Taxes
   Federal, state and local............................      $      308        302        285        288       261
   Per diluted share...................................      $     2.07       2.03       1.90       1.89      1.74

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Results of Operations

     Sales for fiscal 1999, a 53 week year, were $14.1 billion, compared to $13.6 billion and $13.2 billion for the 52 week years of 1998 and 1997, respectively. This reflects a 3.8%, 3.0% and 2.0% increase in sales per year for 1999, 1998 and 1997, respectively. Average store sales increased 2.1%, 3.0% and 1.8% for each of the last three fiscal years, while identical store sales decreased 0.9%, 0.3% and 0.9% for 1999, 1998 and 1997, respectively. Sales for the 13 week fourth quarter of 1999 were $3.5 billion, compared to $3.3 billion and $3.1 billion for the 12 week fourth quarter of 1998 and 1997, respectively. For the fourth quarter, average store sales decreased 1.9% in 1999, increased 7.0% in 1998 and increased 1.2% in 1997. Identical store sales for the fourth quarter decreased 3.9% in 1999, increased 3.1% in 1998 and decreased 1.8% in 1997.

     In fiscal year 1999, the Company continued to increase its average store size by opening and acquiring 79 stores, averaging 51,100 square feet, enlarging or remodeling 64 stores and closing 59 smaller stores, averaging 33,600 square feet.

     As a percent of sales, gross profit margins were 26.9%, 26.6% and 25.1% in fiscal 1999, 1998 and 1997, respectively. Operating margins improved with an increase in the number of larger stores, added service departments and improved pricing. Gross profit increased $1.2 million in the fourth quarter and $3.5 million for the year due to the change in depreciable lives as noted below. During the second quarter of fiscal 1999, the Company voluntarily recalled certain franks and sliced luncheon meats manufactured by its wholly-owned subsidiary, Dixie Packers, Inc. As a result of this recall, year-to-date operating margins were negatively impacted by approximately $20.0 million. Approximately 86% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a pre-tax decrease in gross profit of $4.4 million in 1999, an increase of $12.1 million in 1998 and a decrease of $2.7 million in 1997.

     Operating and administrative expenses, as a percent of sales, were 25.4%, 24.8% and 23.4% in fiscal 1999, 1998 and 1997, respectively. Our expenses were impacted by increased training costs associated with our emphasis toward increased customer service, occupancy costs and our "While You're at the Marketplace" marketing campaign. During the second quarter of fiscal 1999, the Company increased the estimated useful lives used to compute depreciation for certain assets, principally store equipment (5 to 8 years) and leaseholds (8 to 15 years). Store equipment and leaseholds associated with larger, full-service store formats are expected to have a longer life because of the types of equipment and the expected timing of store remodels. In addition, the change resulted in useful lives more consistent with the predominant industry practices for these types of assets. The change has been accounted for as a change in estimate and resulted in a reduction in operating and administrative expenses of $15.7 million for the 13 weeks ended June 30, 1999 and $45.8 million for the 53 weeks ended June 30, 1999.

     Cash discounts and other income amounted to $118.9 million, $115.4 million and $119.4 million in 1999, 1998 and 1997, respectively.

     Interest expense totaled $29.6 million, $28.5 million and $22.1 million in fiscal 1999, 1998 and 1997, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations and short-term borrowings. The 1999 and 1998 increase in interest expense is due to an increase in short-term borrowings.

     Earnings before income taxes were $296.5 million, $317.8 million and $319.4 million in fiscal 1999, 1998 and 1997, respectively. The 1999 and 1998 decrease in pre-tax earnings is primarily a result of the increase in operating expenses as previously mentioned. The effective income tax rates were 38.5%, 37.5% and 36.0% for fiscal 1999, 1998 and 1997, respectively. The effective tax rate during fiscal 1998 and 1997 reflects a change made by the Health Insurance Portability and Accountability Act of 1996 whereby certain deductions for interest relating to indebtedness with respect to certain Corporate Owned Life Insurance (COLI) policies are being phased out over a three-year period.

     Net earnings amounted to $182.3 million, or $1.23 per diluted share for 1999, $198.6 million, or $1.33 per diluted share for 1998 and $204.4 million, or $1.36 per diluted share for 1997. The LIFO calculations decreased net earnings by $2.7 million, or $.02 per diluted share in 1999, increased net earnings by $7.4 million, or $0.05 per diluted share in 1998 and decreased net earnings by $1.6 million, or $0.01 per diluted share in 1997.

Liquidity and Capital Resources

     The Company's financial condition remains sound and strong at year end. Cash and cash equivalents amounted to $24.7 million, $23.6 million and $14.1 million at the end of fiscal years 1999, 1998 and 1997, respectively. Cash provided by operating activities amounted to $436.4 million in 1999, $464.5 million in 1998 and $413.9 million in 1997.

     Net capital expenditures totaled $345.7 million, $369.6 million and $423.1 million in fiscal 1999, 1998 and 1997, respectively. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of warehouse facilities. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $800.0 million in fiscal 1999 and projected to be $500.0 million in fiscal 2000. The Company has no material construction or purchase commitments outstanding as of June 30, 1999.

     Working capital amounted to $250.7 million and $228.6 million at the end of fiscal years 1999 and 1998, respectively. Inventories on a FIFO (first-in, first-out) basis increased $24.6 million in 1999 and $143.6 million in 1998.

     The Company has an authorized $500.0 million commercial paper program. In support of this program, or as an independent source of funds, the Company also has $482.0 million of short-term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. There was $300.0 million in commercial paper outstanding at the end of 1999, compared to $420.0 million in commercial paper outstanding at the end of 1998. The average interest rate on the commercial paper outstanding on June 30, 1999 was 5.4%, compared to 5.6% on June 24, 1998. Short-term borrowings against our bank lines of credit were $165.0 million as of June 30, 1999 as compared to none on June 24, 1998. The interest rate on the bank lines of credit on June 30, 1999, was 5.5%. The carrying amount of short-term borrowings approximates fair value because of their short-term maturity. As such, the Company is not exposed to a significant amount of interest rate risk. Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 30, 1999 or June 24, 1998.

     The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company. The Company continually evaluates its strategy to provide for its short-term and long-term borrowing needs.

     The Company is a party to various proceedings arising under federal, state and local regulations protecting the environment. Management is of the opinion that any liability that might result from any such proceedings will not have a material adverse effect on the Company's financial condition or results of operations.

Impact of Inflation

     Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies, and to the extent permitted by our competition, through improved gross profit margins.


Year 2000 Compliance

     In 1996, the Company created a Year 2000 Project Office to address potential problems within the Company's operations, which could result from the century change in the Year 2000. The Project Office was authorized by the Company's Executive Committee, is staffed primarily with representatives of the Company's Corporate Information Systems Department, and has access to key associates in all areas of the Company's operations. The Project Office also uses outside consultants on an as-needed basis.

     To address the Year 2000 issues, the Project Office is identifying all computer-based systems and applications (including embedded systems) that might not be Year 2000 compliant; determining what revisions or replacements would be necessary to achieve compliance and prioritizing and implementing the revisions or replacements; conducting tests necessary to verify that the revised systems are operational; and transitioning the compliant systems into the everyday operations of the Company. Management believes that these actions are approximately eighty-five percent (85%) complete. Winn-Dixie estimates that all critical systems will be compliant with the century change by September 30, 1999.

     The Company has budgeted approximately $26.3 million to address the Year 2000 issues, which includes the estimated costs of all modifications, the salaries of associates and the fees of consultants addressing the issues. Approximately $22.9 million of this amount had been expended through June 30, 1999.

     As a part of the Year 2000 review, the Company is examining its relationships with certain key outside vendors and others with whom it has significant business relationships to determine to the extent practical the degree of such parties' Year 2000 compliance and to develop strategies for working with them through the century change. The Company does not have a relationship with any third-party vendor which is material to the operations of the Company and, therefore, believes that the failure of any such party to be Year 2000 compliant would not have a material adverse effect on the Company.

     Should the Company or a third party with whom the Company deals have a systems failure due to the century change, the Company believes that the most significant impact would likely be the inability to timely deliver inventory to a group of stores or to electronically process sales to the customer at store level. While the Company does not expect any such impact to be material, it is developing contingency plans for alternative methods of product delivery and transaction processing and estimates that such plans will be finalized by September 30, 1999.


Cautionary Statement Regarding Forward-Looking Information and Statements

     This Annual Report on Form 10-K contains certain information that constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act, which involves risks and uncertainties. Actual results may differ materially from the results described in the forward-looking statements. When used in this document, the words, "estimate," "project," "intend," "believe," and other similar expressions, as they relate to the Company, are intended to identify such forward-looking statements. Such statements reflect the current views of the Company and are subject to certain risks and uncertainties that include, but are not limited to, growth, competition, inflation, pricing and margin pressures, law and taxes. Please refer to discussions of these and other factors in this Annual Report and other Company filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

                          INDEPENDENT AUDITORS' REPORT


The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

     We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 30, 1999 and June 24, 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 30, 1999 and June 24, 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.




                                                             KPMG LLP


Jacksonville, Florida
August 2, 1999

                              REPORT OF MANAGEMENT


     The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

     Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the divisional operations of the Company.

     The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.




            A. Dano Davis                              Richard P. McCook
         Chairman of the Board                      Financial Vice President
      and Principal Executive Officer           and Principal Financial Officer

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF EARNINGS
           Years ended June 30, 1999, June 24, 1998 and June 25, 1997


                                                                      1999*             1998              1997
                                                                  ---------------   --------------   ---------------
                                                                       Amounts in thousands except per share data

Net sales.....................................................  $     14,136,503       13,617,485        13,218,715
Cost of sales, including warehousing and delivery expense.....        10,335,590        9,993,568         9,902,862
                                                                  ---------------   --------------   ---------------
   Gross profit on sales......................................         3,800,913        3,623,917         3,315,853
Operating and administrative expenses.........................         3,593,651        3,374,905         3,093,767
Consolidation and distribution facility closing charge........                 -           18,080                 -
                                                                  ---------------   --------------   ---------------
   Operating income...........................................           207,262          230,932           222,086
Cash discounts and other income, net..........................           118,866          115,395           119,435
                                                                  ---------------   --------------   ---------------
                                                                         326,128          346,327           341,521
                                                                  ---------------   --------------   ---------------
Interest:
   Interest on capital lease obligations......................             5,152            6,528             7,055
   Other interest.............................................            24,496           22,007            15,024
                                                                  ---------------   --------------   ---------------
     Total interest...........................................            29,648           28,535            22,079
                                                                  ---------------   --------------   ---------------
Earnings before income taxes..................................           296,480          317,792           319,442
Income taxes..................................................           114,145          119,172           114,999
                                                                  ---------------   --------------   ---------------
Net earnings..................................................  $        182,335          198,620           204,443
                                                                  ===============   ==============   ===============
Basic earnings per share......................................  $           1.23             1.34              1.36
                                                                  ===============   ==============   ===============
Diluted earnings per share....................................  $           1.23             1.33              1.36
                                                                  ===============   ==============   ===============

*  53 Weeks
See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                         June 30, 1999 and June 24, 1998


                                                                                        1999              1998
                                                                                    --------------   ---------------
                                                                                         Amounts in thousands
Assets
Current Assets:
   Cash and cash equivalents.................................................    $         24,746            23,566
   Trade and other receivables, less allowance for doubtful items of
     $3,615,000  ($2,623,000 in 1998)........................................             188,314           146,166
   Merchandise inventories at lower of cost or market less LIFO reserve
     of $217,274,000  ($212,869,000 in 1998).................................           1,425,098         1,404,917
   Prepaid expenses..........................................................             159,832           161,141
                                                                                    --------------   ---------------
     Total current assets....................................................           1,797,990         1,735,790
                                                                                    --------------   ---------------

Investments and other assets:
   Cash surrender value of life insurance, net...............................              24,072            38,789
   Other assets..............................................................             104,452           101,661
                                                                                    --------------   ---------------
     Total investments and other assets......................................             128,524           140,450
                                                                                    --------------   ---------------
Deferred income taxes........................................................                   -            22,626
Net property, plant and equipment............................................           1,222,633         1,169,848
                                                                                    --------------   ---------------
                                                                                 $      3,149,147         3,068,714
                                                                                    ==============   ===============

Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable..........................................................    $        662,172           660,539
   Short-term borrowings.....................................................             465,000           420,000
   Reserve for insurance claims and self-insurance...........................              75,461            71,779
   Accrued wages and salaries................................................             108,826           107,590
   Accrued rent..............................................................              99,734            96,987
   Accrued expenses..........................................................             122,641           135,287
   Current obligations under capital leases..................................               2,751             2,908
   Income taxes..............................................................              10,739            12,119
                                                                                    --------------   ---------------
     Total current liabilities...............................................           1,547,324         1,507,209
                                                                                    --------------   ---------------
Obligations under capital leases.............................................              38,493            48,580
Defined benefit plan.........................................................              41,234            37,102
Reserve for insurance claims and self-insurance..............................              92,256            93,514
Other liabilities............................................................              18,761            13,426
                                                                                    --------------   ---------------
Shareholders' equity:
   Common stock of $1 par value.  Authorized 400,000,000 shares; issued
     148,576,865 shares in 1999 and 148,530,736 shares in 1998...............             148,577           148,531
   Retained earnings.........................................................           1,259,597         1,220,679
   Accumulated other comprehensive income....................................               3,069             2,760
    Associates' stock loans..................................................                (164)           (3,087)
                                                                                    --------------   ---------------
     Total shareholders' equity..............................................           1,411,079         1,368,883
                                                                                    --------------   ---------------
Commitments and contingent liabilities (Notes 6, 8, 9 and 13)
                                                                                 $      3,149,147         3,068,714
                                                                                    ==============   ===============

See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended June 30, 1999, June 24, 1998 and June 25, 1997

                                                                         1999*           1998            1997
                                                                     -------------   -------------   -------------
                                                                                 Amounts in thousands
Cash flows from operating activities:
   Net earnings.................................................  $       182,335         198,620         204,443
   Adjustments to reconcile net earnings to net cash provided by operating activities:
       Depreciation and amortization............................          292,414         330,408         291,236
       Deferred income taxes....................................           17,684         (17,040)        (17,988)
       Defined benefit plan.....................................            4,132           3,650           3,919
       Reserve for insurance claims and self-insurance..........            2,424          10,291          (3,967)
       Stock compensation plans.................................            2,459          (1,398)         10,086
       Change in cash from:
         Receivables............................................          (42,148)         29,513         (17,234)
         Merchandise inventories................................          (20,181)       (155,702)        (70,089)
         Prepaid expenses.......................................            8,596           3,813            (314)
         Accounts payable.......................................           (1,191)         56,191           3,914
         Income taxes...........................................           (1,380)        (20,804)         (9,631)
         Other current accrued expenses.........................           (8,783)         26,952          19,533
                                                                     -------------   -------------   -------------
           Net cash provided by operating activities............          436,361         464,494         413,908
                                                                     -------------   -------------   -------------

Cash flows from investing activities:
   Purchases of property, plant and equipment, net..............         (345,723)       (369,636)       (423,105)
   Decrease (increase) in investments and other assets..........           10,582          43,785         (54,548)
                                                                     -------------   -------------   -------------
           Net cash used in investing activities................         (335,141)       (325,851)       (477,653)
                                                                     -------------   -------------   -------------

Cash flows from financing activities:
   Increase in short-term borrowings............................           45,000          40,000         270,000
   Payments on capital lease obligations........................           (2,583)         (2,653)         (2,713)
   Purchase of common stock.....................................           (1,337)        (21,055)        (94,500)
   Proceeds of sales under associates' stock purchase plan......            2,923           8,747          13,111
   Dividends paid...............................................         (151,231)       (150,923)       (144,165)
   Other........................................................            7,188          (3,309)          3,920
                                                                      -------------   -------------   -------------
           Net cash provided by (used in) financing activities..         (100,040)       (129,193)         45,653
                                                                     -------------   -------------   -------------

Increase (decrease) in cash and cash equivalents................            1,180           9,450         (18,092)
Cash and cash equivalents at the beginning of the year..........           23,566          14,116          32,208
                                                                     -------------   -------------   -------------
Cash and cash equivalents at end of the year....................  $        24,746          23,566          14,116
                                                                     =============   =============   =============

Supplemental cash flow information:
   Interest paid................................................  $        21,958          20,316          17,840
   Interest and dividends received..............................  $         1,072           1,449           1,183
   Income taxes paid............................................  $        94,858         152,652         142,684
                                                                     =============   =============   =============

* 53 Weeks
See accompanying notes to consolidated financial statements.

                    WINN-DIXIE STORES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           Years ended June 30, 1999, June 24, 1998 and June 25, 1997


                                                                            Accumulated
                                                                               Other         Associates'         Total
                                              Common         Retained      Comprehensive        Stock         Shareholders
                                               Stock         Earnings         Income            Loans            Equity
         (Amounts in thousands)
                                           -------------- -------------- ------------------ ---------------  ---------------
Balances at June 26, 1996                 $      151,685       1,215,556                 -         (24,945)       1,342,296
                                           -------------- -------------- ------------------ ---------------  ---------------
Comprehensive income:
   Net earnings..........................              -         204,443                 -               -          204,443
   Unrealized gain on securities,
      net of  tax.......................               -               -             1,964               -            1,964
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -         204,443             1,964               -          206,407
Cash dividends, $0.96 per share..........              -        (144,165)                -               -         (144,165)
Common stock issued and stock
   compensation expense..................            135           7,461                 -               -            7,596
Common stock acquired....................         (2,949)        (91,551)                -               -          (94,500)
Stock options exercised..................              5            (745)                -               -             (740)
Associates' stock loans, payments........              -               -                 -          13,111           13,111
Other....................................              -           7,489                 -               -            7,489
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 25, 1997                        148,876       1,198,488             1,964         (11,834)       1,337,494
                                           -------------- --------------- ----------------- ---------------  ---------------

Comprehensive income:
   Net earnings..........................              -         198,620                 -               -          198,620
   Unrealized gain on securities,
      net of tax........................               -               -               796               -             796
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -         198,620               796               -          199,416
Cash dividends, $1.02 per share..........              -        (150,923)                -               -         (150,923)
Common stock issued and stock
   compensation expense..................             76          (1,212)                -               -           (1,136)
Common stock acquired....................           (501)        (20,554)                -               -          (21,055)
Stock options exercised..................             80          (4,999)                -               -           (4,919)
Associates' stock loans, payments........              -               -                 -           8,747            8,747
Other....................................              -           1,259                 -               -            1,259
                                           -------------- --------------- ----------------- ---------------  ---------------
Balances at June 24, 1998                        148,531       1,220,679             2,760          (3,087) $     1,368,883
                                           -------------- --------------- ----------------- ---------------  ---------------


Comprehensive income:
   Net earnings..........................              -         182,335                 -               -          182,335
   Unrealized gain on securities,
      net of tax........................               -               -               309               -              309
                                           -------------- --------------- ----------------- ---------------  ---------------
   Total comprehensive income............              -         182,335               309               -          182,644
Cash dividends, $1.02 per share..........              -        (151,231)                -               -         (151,231)
Common stock issued and stock
   compensation expense..................             33           2,189                 -               -            2,222
Common stock acquired....................            (37)         (1,300)                -               -           (1,337)
Stock options exercised..................             50           1,004                 -               -            1,054
Associates' stock loans, payments........              -               -                 -           2,923            2,923
Other....................................              -           5,921                 -               -            5,921
                                           ============== =============== ================= ===============  ===============
Balances at June 30, 1999                 $      148,577       1,259,597             3,069            (164) $     1,411,079
                                           ============== =============== ================= ===============  ===============

 See accompanying notes to consolidated financial statements

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.       Summary of Significant Accounting Policies and Other Information

     (a) Fiscal Year: The fiscal year ends on the last Wednesday in June. Fiscal year 1999 is comprised of 53 weeks. Fiscal years ended 1998 and 1997 comprised 52 weeks.

     (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn-Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands.

     (c) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

     (d)  Inventories:  Inventories  are  stated at the lower of cost or market.
          The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 86% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

     (e) Marketable Securities: Included in investments and other assets were $32,466,000 at June 30, 1999, and $29,110,000 at June 24, 1998,
          consisting principally of marketable equity securities categorized as available-for-sale. Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of shareholders' equity until realized. A decline in the fair value of available-for-sale securities below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security. Realized gains and losses are included in earnings and are derived using the specific identification method for determining the cost of securities sold.

     (f) Financial Instruments: Interest rate swaps are accounted for under the accrual method. Net interest paid or received on these instruments is included in operating and administrative expense. See Note 6(b) for additional information on interest rate swap agreements.

     (g) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

     (h) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability and $1,000,000 for workers' compensation. Self-insurance reserves are established for property losses with a maximum annual aggregate of $3,000,000 and a $100,000 per occurrence deductible after the aggregate is obtained. The Company is insured for losses in excess of these limits.

     (i) Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     (j) Property, Plant and Equipment: Property, plant and equipment are stated at historical cost. Depreciation is provided over the estimated useful lives by the straight-line method. Transportation equipment is based on lives varying from three to ten years. Warehouse and manufacturing equipment is based on lives varying from five to ten years. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

          During the second  quarter of fiscal 1999,  the Company  increased the estimated useful lives used to compute depreciation for certain assets, principally store equipment (5 to 8 years) and leaseholds (8 to 15 years). Store equipment and leaseholds associated with larger, full-service store formats are expected to have a longer life because of the types of equipment and the expected timing of store remodels. In addition, the change results in useful lives more consistent with the predominant industry practices for these types of assets. The change has been accounted for as a change in estimate and resulted in an increase in earnings before income tax of $49.3 million ($30.1 million after tax, or $0.20 per diluted share) for the year ended June 30, 1999.

          The Company reviews its property, plant and equipment for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by comparison of the carrying amount to the net cash flows expected to be generated by the asset.

     (k) Store Opening and Closing Costs: The costs of opening new stores and closing old stores are charged to earnings in the year incurred.

     (l) Earnings Per Share: The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("SFAS 128") during the second quarter of fiscal 1998. The adoption of this statement did not materially affect the Company's earnings per share. All prior period earnings per share amounts have been restated to conform with the provisions of SFAS 128.

          The following weighted average number of shares of common stock were used in the calculations for earnings per share. The diluted weighted average number of shares includes the net shares that would be issued upon the exercise of stock options using the treasury stock method.

                           1999              1998               1997
                         --------          -------             -------
          Basic        148,309,653       148,504,349         149,820,029
          Diluted      148,680,198       148,866,167         150,231,820

     (m) Comprehensive Income: The Company adopted the provisions of Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective June 25, 1998. SFAS 130 relates to the change in the equity of a business during a reporting period from transactions of the business. Comprehensive income for the year was approximately $182.6 million, $199.4 million and $206.4 million for 1999, 1998 and 1997, respectively. These amounts differ from net income due to changes in the net unrealized holding gains (losses) generated from available-for-sale securities.

     (n) Stock-Based Compensation: The Company follows Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which establishes a fair value based method of accounting for stock-based compensation plans. (see Note 7).

     (o) Business Reporting Segments: During fiscal 1999, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 provides for the disclosure of financial information disaggregated by the way management organizes the segments of the enterprise for making operating decisions. Based on the information monitored by the Company's operating decision makers to manage the business, the Company has identified that its operations are within one reportable segment. Accordingly, financial information on industry segments is omitted because, apart from the principal business of operating retail self-service food stores, the Company has no other industry segments. All sales of the Company are to customers within the United States and the Bahama Islands. All assets of the Company are located within the United States and the Bahama Islands. Sales and assets related to and located in the Bahama Islands represents less than 1% of the Company's total sales and assets.

     (p) New Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Company intends to adopt SFAS 133 in the first quarter of fiscal year 2001. The Company is still determining how SFAS 133 will impact the financial statements.

     (q) Reclassification: Certain prior year amounts have been reclassified to conform with the current year's presentation.

2.  Accounts Receivable

         Accounts receivable at year-end were as follows:
                                                    1999               1998
                                               --------------    ---------------
                                                        Amount in thousands

         Trade and other receivables......  $         96,984             90,672
         Construction advances............            94,945             58,117
                                               --------------      -------------
                                                     191,929            148,789
         Less: Allowance for doubtful items..          3,615              2,623
                                               --------------      -------------
                                            $        188,314            146,166
                                               ==============      =============

3.  Inventories

         At June 30, 1999, inventories valued by the LIFO method would have been $217,274,000 higher ($212,869,000 higher at June 24, 1998) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used, reported net earnings would have been $2,691,000, or $0.02 per diluted share higher, $7,411,000, or $0.05 per diluted share lower and $1,624,000, or $0.01 per diluted share higher in 1999, 1998 and 1997, respectively.

4.  Property, Plant and Equipment

         Property, plant and equipment consists of the following:

                                                                                        1999                 1998
                                                                                    -------------    ---------------
                                                                                          Amounts in thousands

         Land..............................................................      $        11,343             11,343
         Buildings.........................................................               29,134             28,739
         Furniture, fixtures, machinery and equipment......................            2,575,459          2,356,376
         Transportation equipment..........................................              140,715            132,381
         Improvements to leased premises...................................              502,256            457,931
         Construction in progress..........................................               54,878             69,365
                                                                                    -------------    ---------------
                                                                                       3,313,785          3,056,135
         Less:  Accumulated depreciation and amortization..................            2,117,034          1,919,432
                                                                                    -------------    ---------------
                                                                                       1,196,751          1,136,703
         Leased property under capital leases, less accumulated
             amortization of $33,291,000 ($36,568,000 in 1998).............               25,882             33,145
                                                                                    -------------    ---------------
         Net property, plant and equipment.................................      $     1,222,633          1,169,848
                                                                                    =============    ===============

      The Company had no non-cash additions to leased property for 1999 or 1998.

5.       Income Taxes

         The provision for income taxes consisted of:

                                                                        Current         Deferred          Total
                                                                      -------------   --------------   -------------
                                                                                   Amounts in thousands

         1999
                  Federal.....................................     $        79,270           16,110         95,380
                  State.......................................              17,191            1,574         18,765
                                                                      -------------   --------------  -------------
                                                                   $        96,461           17,684        114,145
                                                                      =============   ==============  =============

         1998
                  Federal.....................................     $       115,109          (15,779)        99,330
                  State.......................................              21,103           (1,261)        19,842
                                                                      -------------   --------------  -------------
                                                                   $       136,212          (17,040)       119,172
                                                                      =============   ==============  =============

         1997
                  Federal.....................................     $       115,347          (17,440)        97,907
                  State.......................................              17,640             (548)        17,092
                                                                      -------------   --------------  -------------
                                                                   $       132,987          (17,988)       114,999
                                                                      =============   ==============  =============

         The following reconciles the above provision to the Federal statutory income tax rate:


                                                                          1999            1998              1997
                                                                       ------------  --------------  --------------

         Federal statutory income tax rate....................                35.0%           35.0%           35.0%
         State and local income taxes, net of federal
            income tax benefits...............................                 4.4             3.8             3.1
         Tax credits..........................................                (0.6)           (0.6)           (0.6)
         Life insurance.......................................                 0.7            (0.2)           (2.1)
         Other, net...........................................                (1.0)           (0.5)            0.6
                                                                       ------------  --------------  --------------
                                                                              38.5%           37.5%           36.0%
                                                                       ============  ==============  ==============

         The effective tax rate for 1998 and 1997 reflects a change made by the Health Insurance Portability and Accountability Act of 1996 whereby certain deductions for interest relating to indebtedness with respect to certain corporate owned life insurance (COLI) policies are being phased out over a three-year period.

         In addition to the provision for income taxes presented above, the Company recorded deferred taxes of $265,000, $551,000 and $1,105,000 in fiscal 1999, 1998 and 1997, respectively, related to the unrealized gain on marketable securities.

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 30, 1999, June 24, 1998 and June 25, 1997 are presented below:

                                                                             1999             1998           1997
                                                                          ------------    -------------   ------------
                                                                                     Amounts in thousands
         Deferred tax assets:
            Reserve for insurance claims and self-insurance..........  $       62,429            61,160         57,169
            Reserve for vacant store leases..........................          20,511            20,137         14,521
            Unearned promotional allowance...........................           3,143             6,844         12,520
            Reserve for accrued vacations............................          14,225            14,172         10,145
            State net operating loss carry forwards..................          12,929             9,249          7,410
            Excess of book over tax depreciation.....................          12,196            10,985         11,033
            Excess of book over tax rent expense.....................           1,084             1,058          1,482
            Excess of book over tax retirement expense...............          17,009            14,757         12,565
            Uniform capitalization of inventory......................           9,684             7,796          6,797
            Other, net...............................................          43,213            38,066         31,366
                                                                          ------------    --------------   ------------
              Total gross deferred tax assets........................         196,423           184,224        165,008
              Less:  Valuation allowance.............................          12,401             9,154          7,314
                                                                          ------------    --------------   ------------
              Net deferred tax assets................................         184,022           175,070        157,694
                                                                          ------------    --------------   ------------
         Deferred tax liabilities:
            Excess of tax over book depreciation.....................         (31,098)          (11,958)       (16,312)
            Undistributed earnings of the Bahamas subsidiary.........         (14,347)          (12,616)       (10,680)
            Other comprehensive income...............................          (1,921)           (1,656)        (1,105)
            Other, net...............................................         (26,397)          (20,632)       (17,879)
                                                                          ------------    --------------   ------------
              Total gross deferred tax liabilities...................         (73,763)          (46,862)       (45,976)
                                                                          ------------    --------------   ------------
              Net deferred tax assets................................  $      110,259           128,208        111,718
                                                                          ============    ==============   ============

         Current deferred income taxes of $112,869,000 and $105,582,000 for 1999 and 1998, respectively, are included in prepaid expenses in the accompanying consolidated balance sheets. Noncurrent deferred income taxes of $689,000 for fiscal 1999 are included in other liabilities in the accompanying consolidated balance sheets.

         The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6.  Financing

     (a) Credit Arrangements: The Company has available a $500.0 million commercial paper program. As of June 30, 1999, there was $300.0 million outstanding, compared to $420.0 million outstanding on June 24, 1998. The average interest rate on the commercial paper outstanding on June 30, 1999, was 5.4% as compared to 5.6% on June 24, 1998. The Company also has short-term lines of credit totaling $482.0 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. Short-term borrowings against our bank lines of credit were $165.0 million as of June 30, 1999 as compared to none on June 24, 1998. The interest rate on the bank lines of credit on June 30, 1999, was 5.5%. The carrying amount of short-term borrowings approximates fair value because of their short-term maturity. As such, the Company is not exposed to a significant amount of interest rate risk.

     (b) Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments on retail locations, distribution facilities and manufacturing facilities that have a lease term of 25 years and whose primary rent expense fluctuates with the commercial paper (CP) interest rate. At June 30, 1999, the Company had outstanding four interest rate swap agreements, having a notional principal amount of $50.0 million each, with an bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on a 7.19% interest rate. The interest rate swap agreements mature on June 30, 2004, 2005, 2006 and 2007. The counter party to these interest rate swap agreements exposes the Company to credit loss in the event of nonperformance. However, the Company does not anticipate nonperformance by the counter party.

          Since current short-term interest rates at June 30, 1999 are below the 7.19% rate of these contracts, the estimated negative value of these swaps was approximately $7.9 million.

7.  Stock Compensation Plans

         The Company has an employee stock purchase plan, long-term incentive stock compensation plans and a performance based stock option plan. Under SFAS 123, purchase discounts for the employee stock purchase plan, the fair value at date of grant for the long-term incentive stock compensation plans and the performance based stock option plan are charged to compensation costs over the vesting or performance period.

         The per share fair value of the fiscal 1999 and 1997 grants under the performance based stock option plan were estimated on the date of the grant using the Black-Scholes option pricing model under the following assumptions: risk-free interest rate of 5.4 % and 7.0%; dividend yield of 2.3% and 2.8%; expected lives of 7 years; and volatility of .30 and .225, respectively. The per share fair value of these options were $14.51 and $9.84, respectively.

         Compensation costs for these stock compensation plans resulted in expense of $2.5 million in 1999. Compensation costs resulted in income of $1.4 million in 1998, primarily due to the reversal of compensation expense previously recognized for restricted shares that did not vest. Compensation costs charged against income was $10.1 million in 1997.

     (a) Stock Purchase Plan: The Company has a stock purchase plan in effect for associates. Under the terms of this Plan, the Company may grant options to purchase shares of the Company's common stock at a price not less than the greater of 85% of the fair value at the date of grant or $1.00. There are 2,392,626 shares of the Company's common stock available for the grant of options under the Plan. Loans to associates for the purchase of the Company's common stock are reported in the financial statements as a reduction of Shareholders' Equity, rather than as a current asset. Loans outstanding were $164,000 and $3,087,000 at June 30, 1999 and June 24, 1998, respectively.

     (b) Stock Compensation Plans: The Company has long-term incentive stock compensation plans. Under these programs the Company issues restricted shares of the Company's common stock to eligible management associates. Restricted shares issued and the weighted average fair value on the grant date are as follows: 252,097 shares ($41.12) in 1999 (44,547 shares forfeited); 149,743 shares ($37.25) in 1998
          (124,195  shares  forfeited);  and  150,338  shares  ($35.21)  in 1997
          (120,318 shares forfeited). The vesting of these shares is contingent upon certain specified goals being attained over a three year period.

     (c) Stock Option Plan: Under the Company's Key Employee Stock Option Plan, 2,000,000 shares of the Company's common stock were made available for grant at an exercise price of no less than the market value at date of grant. Options granted under this performance based stock option plan prior to June 1, 1998 are earned over a two year period and options granted after June 1, 1998 are earned after three years, if certain performance goals are attained.

          Changes in options under this plan during the years ended June 30, 1999, June 24, 1998 and June 25, 1997, were as follows:

                                                                                                 Weighted
                                                                                                  Average
                                                                         Number of             Option Price
                                                                           Shares               Per Share
                                                                        -----------         ----------------
         Outstanding - June 26, 1996..........................             630,000         $          22.04
         Granted..............................................             237,000         $          34.63
         Exercised............................................            (142,000)        $          21.97
         Forfeited............................................             (22,000)        $          34.63
                                                                        -----------         ----------------
         Outstanding - June 25, 1997..........................             703,000         $          25.90
         Granted..............................................                   -         $              -
         Exercised............................................            (361,000)        $          22.11
         Forfeited............................................             (10,000)        $          34.63
                                                                        -----------         ----------------
         Outstanding - June 24, 1998..........................             332,000         $          29.76
         Granted..............................................             181,277         $          41.51
         Exercised............................................             (50,000)        $          21.06
         Forfeited............................................             (25,842)        $          35.65
                                                                        -----------         ----------------
         Outstanding - June 30, 1999..........................             437,435         $          35.27
                                                                        ===========         ================
         Exercisable  - June 30, 1999.........................              77,000         $          22.44
                                                                        ===========         ================
         Shares available for additional grant................             567,565
                                                                        ===========

         The  following  table  sets  forth   information   regarding   options
         outstanding at June 30, 1999.

                                                                                                        Weighted
                                                              Weighted                                  Average
                                          Weighted             Average              Number          Exercise Prices
                      Number of            Average         Remaining Life         Currently          For Currently
                       Options         Exercise Price          (Years)           Exercisable          Exercisable
                 ===============       =============        ===============    ==============        ============
                         77,000     $         22.44              1.5                  77,000      $        22.44
                        183,000               34.63              3.5                       -                   -
                        177,435               41.51              5.5                       -                   -
                 ---------------       -------------        ---------------    --------------        ------------
                        437,435     $         35.27              4.0                  77,000      $        22.44
                 ===============       =============        ===============    ==============        ============

8.  Leases

     (a) Leasing Arrangements: There were 1,454 leases in effect on store locations and other properties at June 30, 1999. Of these 1,454 leases, 30 store leases and 2 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-five years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

          The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

     (b)  Leases: Leased property under capital leases by major classes are:


                                                             1999        1998
                                                             ----        ----
                                                           Amounts in thousands

          Store facilities.............................  $   43,451      53,991
          Warehouses and manufacturing facilities......      15,722      15,722
                                                          ----------  ----------
                                                             59,173      69,713
                  Less: Accumulated amortization.......      33,291      36,568
                                                          ----------  ----------
                                                         $   25,882      33,145
                                                          ==========  ==========

     The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 30, 1999.

                                                        Capital       Operating
                                                        -------       ---------
                                                          Amounts in thousands
     Fiscal Year:
       2000....................................   $       7,824         356,919
       2001....................................           7,829         351,833
       2002....................................           7,890         348,373
       2003....................................           7,890         345,303
       2004....................................           7,284         340,070
       Later years.............................          34,348       3,329,313
                                                     -----------    ------------
         Total minimum lease payments..........          73,065       5,071,811
                                                                    ============

          Less:  Amount representing estimated
                  taxes, maintenance and insurance
                  costs included in total minimum
                  lease payments...............           1,392
                                                     -----------
         Net minimum lease payments............          71,673
         Less:  Amount representing interest...          30,429
                                                     -----------
         Present value of net minimum lease
                     payments..................   $      41,244
                                                     ===========

     Rental payments under operating leases including, where applicable, real estate taxes and other expenses are as follows:

                                                 1999        1998        1997
                                                 ----        ----        ----
                                                    Amounts in thousands

     Minimum rentals..................   $     341,296     307,289      276,259
     Contingent rentals...............           1,581       1,869        2,618
                                              ---------   ---------    ---------
                                         $     342,877     309,158      278,877
                                              =========   =========    =========

9.  Commitments and Contingent Liabilities

     (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $67,250,000, $67,250,000 and $62,250,000 in 1999, 1998 and 1997, respectively.

          In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 86 associates. This group of retirees bears the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

     (b)  Defined  Benefit  Plan:  The Company has a  Management  Security  Plan
          (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 600 qualified active associates of the Company and 420 former participants. Total MSP cost charged to operations was $6,132,000, $5,406,000 and $5,485,000 in
          1999, 1998 and 1997, respectively. The projected benefit obligation at June 30, 1999 was approximately $44,339,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1999, 1998 and 1997.

          Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $204,855,000 and $183,771,000 at June 30, 1999 and June 24, 1998,
          respectively.

     (c) Supplemental Retirement Plan: The Company has a deferred compensation Supplemental Retirement Plan in effect for eligible management associates. At June 30, 1999 and June 24, 1998, the Company's liability under this program was $14.1 million and $11.8 million, respectively.

     (d) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws and various proceedings arising under federal, state or local regulations protecting the environment. See Note 13 regarding one of these lawsuits.

          Among the suits charging violations of certain civil rights laws, there are actions which purport to be class actions and which allege sexual harassment, retaliation and/or a pattern and practice of race-based and gender-based discriminatory treatment of employees and applicants. The plaintiffs seek, among other relief, certification of the suits as proper class actions, declaratory judgment that the Company's practices are unlawful, back pay, front pay, benefits and other compensatory damages, punitive damages, injunctive relief and reimbursement of attorneys' fees and costs. The Company is committed to full compliance with all applicable civil rights laws. Consistent with this commitment, the Company has firm and long-standing policies in place prohibiting discrimination and harassment. The Company denies the allegations of the various complaints and is vigorously defending the actions.

          While the ultimate outcome of litigation cannot be predicted with certainty, in the opinion of management the ultimate resolution of these actions will not have a material adverse effect on the Company's financial condition or results of operations.


10.  Related Party Transactions

         The Company is self-insured for purposes of employee group life, medical, accident and sickness insurance, with American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. Total payments aggregating $40,341,000, $29,440,000 and $29,995,000 were made in 1999,
         1998 and 1997, respectively.

11.  Consolidation and Distribution Facility Closing

         In 1998, the Company began its consolidation of the accounting departments to corporate headquarters. The opening of the new distribution facility in Raleigh, North Carolina, resulted in the closing and the sale of the older Raleigh distribution facility; the closing of the Greenville, South Carolina distribution center which is being converted into a general merchandise and pharmaceutical distribution center; and the reorganization of the Raleigh and Charlotte divisions. The Company experienced a nonrecurring administrative charge totaling $18.1 million (after tax, $11.0 million or $0.07 per diluted share) due to these activities.

12.  Quarterly Results of Operations (Unaudited)

         The following is a summary of the unaudited quarterly results of operations for the years ended June 30, 1999 and June 24, 1998:


                                                                          Quarters Ended
                                                          Sept. 16       Jan. 6           March 31        June 30
                         1999                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (13 Weeks)
                         ----                           ----------     ----------       ----------      ----------
                                                               Dollars in thousands except per share data
         Net sales...............................   $    3,190,755       4,264,207      3,203,524         3,478,017
         Gross profit on sales...................   $      841,275       1,156,000        872,659           930,979
         Net earnings............................   $       14,550          52,359         58,818            56,608
         Basic earnings per share................   $         0.10            0.35           0.40               .38
         Diluted earnings per share..............   $         0.10            0.35           0.40               .38
         Net LIFO charge (credit)................   $        2,444           2,444          1,833            (4,030)
         Net LIFO charge (credit) per diluted
           share.................................   $         0.01            0.02           0.01             (0.02)
         Dividends per share.....................   $        0.170           0.340          0.255             0.255
         Market price range......................   $  52.19-36.25     46.50-28.63    46.69-36.94       38.50-33.06

                                                                              Quarters Ended
                                                         Sept. 17        Jan. 7           April 1          June 24
                         1998                           (12 Weeks)     (16 Weeks)       (12 Weeks)      (12 Weeks)
                         ----                           ----------     ----------       ----------      ----------
                                                               Dollars in thousands except per share data
         Net sales...............................   $    3,056,203       4,150,243       3,160,878        3,250,161
         Gross profit on sales...................   $      822,823       1,095,557         858,214          847,323
         Net earnings............................   $       47,510          56,128          60,972           34,010
         Basic earnings per share................   $         0.32            0.38            0.41             0.23
         Diluted earnings per share..............   $         0.32            0.38            0.41             0.22
         Net LIFO charge (credit)................   $        3,055           3,055           1,222          (14,743)
         Net LIFO charge (credit) per diluted
           share.................................   $         0.02            0.02            0.01            (0.10)
         Dividends per share.....................   $         0.17            0.34           0.255            0.255
         Market price range......................   $  39.25-33.69     44.13-35.38     59.25-43.56      48.69-36.56

         During 1999 and 1998, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.1% to 0.3% and 1.2% to (0.7)%, respectively.

                                                                              Fourth Quarter Results of Operations

                                                                            June 30, 1999            June 24, 1998
                                                                            (13 Weeks)               (12 Weeks)
                                                                         ------------------       -----------------
                                                                                    Amounts in thousands
         Net sales...............................................    $          3,478,017               3,250,161
         Cost of sales...........................................               2,547,038               2,402,838
                                                                         -----------------       -----------------
         Gross profit on sales...................................                 930,979                 847,323
         Operating & administrative expenses.....................                 868,563                 798,444
         Consolidation and distribution facility closing.........                       -                  18,080
                                                                         -----------------       -----------------
         Operating income........................................                  62,416                  30,799
         Cash discounts and other income, net....................                  32,481                  28,444
         Interest expense........................................                  (2,851)                 (4,827)
                                                                         -----------------       -----------------
         Earnings before income taxes............................                  92,046                  54,416
         Income taxes............................................                  35,438                  20,406
                                                                         -----------------       -----------------
         Net earnings............................................    $             56,608                  34,010
                                                                         =================       =================


13. Subsequent Event

         In July 1999, the Company, without admitting any wrongdoing, reached a settlement with the named plaintiffs in a discrimination class action lawsuit filed on behalf of certain present and former associates. The settlement has been presented to the U. S. District Court in Jacksonville, Florida for preliminary approval and class notice. The settlement amount is approximately $33 million, which the Company will pay from accruals over the next seven years. In the opinion of management, the settlement, if approved, will not have a material impact on the Company's financial condition or results of operations.